                                                                     Exhibit 2.1


                           ASSET PURCHASE AGREEMENT


                         DATED AS OF DECEMBER 22, 1996


                                BY AND BETWEEN



                            HUGHES AIRCRAFT COMPANY

                                      AND

                           ALLIANT TECHSYSTEMS INC.

                           ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT, dated as of December 22, 1996, by and between HUGHES AIRCRAFT COMPANY, a Delaware corporation ("Purchaser"), and ALLIANT TECHSYSTEMS INC., a Delaware corporation ("Seller").


                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, Seller is engaged in the business and related activities of its Marine Systems Group, including the design, research, development, manufacture and sale of torpedo systems, underseas acoustic surveillance systems, naval sonar and mine countermeasure systems and naval contract engineering services (the "Business"); and

          WHEREAS, Purchaser desires to acquire from Seller and Seller desires to sell to Purchaser substantially all of the assets and business of the Business on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements hereinafter set forth, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          Each reference contained in this Agreement to:

          "Adverse Environmental Condition" shall mean any of the matters referred to in clauses (i), (ii) or (iii) of the definition of Environmental Claim.

          "Affiliate" shall mean, with respect to any given Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall refer to this Asset Purchase Agreement, as the same may be amended from time to time.

          "Ancillary Agreements" shall refer to the Bill of Sale, the Transition Agreement and the Assumption Agreement.

          "Arbiter" shall have the meaning ascribed to such term in Section 4.1(c) hereof.

          "Asset Acquisition Statement" shall have the meaning ascribed to such term in Section 12.4(f) hereof.

          "Assets" shall refer collectively to the Purchased Assets and the Leased Assets.

          "Assumed Liabilities" shall have the meaning ascribed to such term in
Section 2.3 hereof.

          "Assumption Agreement" shall refer to the Assumption Agreement to be executed at Closing by Purchaser.

          "Audited Closing Date Balance Sheet" shall refer to the Adjusted Closing Date Balance Sheet as certified by Seller's Auditors.

          "Auditors' Report" shall have the meaning ascribed to such term in
Section 4.1(b) hereof.

          "Authorization" shall refer to any federal, state, local or other governmental consent, license, permit, grant or authorization.

          "Backlog Contract" shall have the meaning ascribed to such term in
Section 5.7(a)(xiv).


          "Best Efforts" shall mean the taking of all reasonable efforts to effect a result, but shall not require the incurrence of unreasonable expenses.

          "Bill of Sale" shall refer to the Bill of Sale to be executed at Closing by Seller.

          "Business" shall have the meaning ascribed to such term in the first recital hereof.

          "Business Day" shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

          "Closing" shall refer to the consummation of the several transactions provided for in Article II, all upon the terms and subject to the conditions set forth in this Agreement, which closing shall commence at 9:00 A.M., local time at the location specified in Section 9.1 below.

          "Closing Date" and "day of the Closing" shall refer to the day upon which the consummation of the several transactions provided for in Article II occurs.

          "Closing Date Balance Sheet" shall refer to the balance sheet of the Business, prepared by Seller in accordance with the provisions of Section 4.1(a)(1) hereof.

          "Closing Date Financial Information" shall have the meaning ascribed to such term in Section 4.1(a)(1) hereof.

          "Closing Date Net Assets" shall have the meaning ascribed thereto in
Section 4.1(a)(1) hereof.

          "Closing Date Schedule of Net Assets" shall have the meaning ascribed thereto in Section 4.1(a)(1) hereof.

          "COBRA" shall refer to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          "Code" shall refer to the Internal Revenue Code of 1986, as amended.

          "Contaminant" shall mean, collectively, any (a) petroleum or petroleum products, or derivative or fraction thereof, flammable material, explosives, radioactive materials (including radon gas), asbestos in any form that is or could become friable, urea formaldehyde foam insulation ("UFI"), and polychlorinated biphenyls ("PCBs"), and (b) any chemical, material, substance or waste, (i) which is defined on the date hereof as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "restricted hazardous wastes", "contaminants", "pollutants" or words of similar import under any applicable Environmental Laws or (ii) the emission, discharge, release, storage, transport, disposal, management, handling or use of which is regulated under or subject to any applicable Environmental Laws.

          "Contracts" shall mean all written or oral bids, quotations, proposals, contracts (including, without limitation, Government Contracts and any Lease Contracts), agreements, commitments, understandings, licenses, teaming arrangements, associate contractor agreements, advance agreements, Memoranda of Understanding, Memoranda of Agreements and sales and purchase orders, of Seller relating to the Business.

          "Copyrights" shall mean all copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by law, multinational treaties or conventions.

          "Damages" shall refer, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, to any losses, claims, damages, liabilities (liquidated or unliquidated, accrued, contingent or otherwise), obligations, judgments, settlements, reasonable out-of-pocket costs, expenses and attorneys' fees (including such costs, expenses and attorneys' fees incurred in connection with any investigation (if such investigation results in an enforcement action) or in enforcing such right of indemnification against any Indemnitor), fines and penalties, if any.

          "Definitive Closing Date Net Assets" shall refer to the Closing Date Net Assets as reflected in the Auditor's Report, unless Purchaser shall have objected thereto, in which event "Definitive Closing Date Net Assets" shall refer to the Closing Date Net Assets as reflected in the report of the Arbiter.

          "Deloitte & Touche" shall refer to the public accounting firm of Deloitte & Touche L.L.P. or any successor organization.

          "Documents" shall refer to any books, records, files, papers, tapes, microfilms and any other documents.

          "Employee Benefit Plan" shall have the meaning ascribed to such term by Section 3(3) of ERISA.

          "Employee Pension Benefit Plan" shall have the meaning ascribed to such term by Section 3(2) of ERISA.

          "Employees" shall have the meaning ascribed to such term by Section
5.8 hereof.

          "Environmental Claim" shall mean any accusation, allegation, notice of violation, action, claim, demand, abatement or other order or directive (conditional or otherwise), judgment, lien or other assessment by any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental leaks or spills), of, or exposure to, or Release of any Contaminant in, into or onto the environment, including, without limitation, the air, groundwater, surface water or any surface or subsurface strata, at, in, by, from, or related to the Facilities,
(ii) the transportation, storage, treatment or disposal of any Contaminant in connection with the operation of the Facilities or (iii) the violation, or alleged violation, of any applicable Environmental Laws or any Environmental Permits.

          "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial

Action) arising from or under any Environmental Law or order or Contract with any governmental authority or other Person.

          "Environmental Laws" shall mean all applicable Laws, in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wet lands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S) 9601 et seq.) ("CERCLA"); the Hazardous Material
                               -- ---
Transportation Act, as amended (49 U.S.C. (S) 1801 et seq.); the Federal
                                                   -- ---
Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. (S) 136 et
                                                                          --
seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S)
---
6901 et seq.) ("RCRA"); the Toxic Substances Control Act, as amended (15 U.S.C.
     -- ---
(S) 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. (S) 740 et seq.);
         -- ---                                                     -- ---
the Federal Water Pollution Control Act, as amended (33 U.S.C. (S) 1251 et
                                                                        --
seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. (S) 651 et
---                                                                          --
seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. (S) 300f
---
et seq.), the Atomic Energy Act of 1954, as amended (42 U.S.C. (S)(S) 2014, 2021
-- ---
to 2021d, 2022, 2111, 2113 and 2114), and any and all regulations promulgated thereunder, and all applicable analogous state and local counterparts, equivalents, or similar statutes or ordinances, rules or regulations.

          "Environmental Investigation" shall mean environmental testing, assessment and investigation.

          "Environmental Lien" means any lien in favor of any governmental authority pursuant to Environmental Laws.

          "Environmental Permit" shall mean any permit, approval, authorization, license, variance, or permission required under any applicable Environmental Laws.

          "ERISA" shall refer to the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" shall have the meaning ascribed to such term in
Section 2.2 hereof.

          "Excluded Liabilities" shall have the meaning ascribed to such term in
Section 2.4 hereof.

          "Export Control Laws" shall mean all Laws, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretations thereof, relating to the export or reexport of commodities and technologies. Export Control Laws include, but are not limited to, the Export Administration Act of 1979, 24 U.S.C. (S)(S) 2401-2420; the International Emergency Economic Powers Act, 50 U.S.C. (S)(S) 1701-1706; the Trading with the Enemy Act, 50 U.S.C. (S)(S) 1 et seq.; the Arms Export Control Act, 22 U.S.C.
                              -- ---
(S)(S) 2778, 2779; and the International Boycott Provisions of Section 999 of the Code.

          "Exhibit" shall refer to the written Exhibit to this Agreement which is hereby incorporated into and made a part of this Agreement for all purposes.

          "Facilities" shall mean real property owned, leased or used by Seller and related to the Business, other than any such property which is an Excluded Asset.

          "Financial Statements" shall have the meaning ascribed to such term in
Section 5.5(a) hereof.

          "GAAP" shall refer to generally accepted accounting principles in the United States as of the date of the Interim Date Balance Sheet, without reference to changes therein as might otherwise be applicable to subsequent periods, consistently applied.

          "Government Contract" shall refer to any bid, quotation, proposal, contract, agreement, commitment or sale or purchase order that is with the United States Government, a foreign government or a department or agency of the United States Government or a foreign government, including, among other things, all contracts to supply goods and services, and subcontracts issued by or awarded to the Business.

          "HSR Act" shall refer to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnification Event" shall refer to any action, proceeding or claim for which a Person is entitled to indemnification under this Agreement.

          "Indemnitor" shall refer to the indemnifying Person in the case of any obligation to indemnify established pursuant to the terms of this Agreement.

          "Intellectual Property" shall refer to all Patents, Trademarks, Copyrights, mask work registrations, Software and (a) trade secrets and proprietary technical information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice); (b) technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, whether secret or proprietary or not;
(c) copies and all tangible embodiments of all of the foregoing, in whatever form or medium; (d) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (e) all rights to sue for and recover and retain damages, costs or attorneys' fees for present and past infringement of any of the intellectual property rights hereinabove set out.

          "Intellectual Property Licenses" shall have the meaning ascribed to such term in Section 5.20(c)(2).

          "Interests" shall have the meaning ascribed to such term in Section 3.1(a) hereof.

          "Interim Date Balance Sheet" shall have the meaning ascribed to such term in Section 5.5(a)(1) hereof.

          "Interim Date Net Assets" shall have the meaning ascribed thereto in
Section 5.5(a)(2) hereof.

          "Interim Financial Statements" shall have the meaning ascribed to such term in Section 5.5(a)(1)(B) hereof.

          "Law" shall mean any federal, state, local, or foreign law (including common law), constitution, statute, code, ordinance, rule, regulation, executive order, or other requirement.

          "Lease Contract" shall refer to any Contract which is a lease of or rental agreement with respect to Property (other than the facility Leases and other Leases) or an installment sale contract arising out of the sale of Property.

          "Leased Assets" shall refer to those assets leased to Seller which, if owned by Seller, would be Purchased Assets (excluding any Leased Property), all of which are listed on Schedule 1(b).

          "Leased Property" shall have the meaning ascribed to such term in
Section 5.19(a) hereof.

          "Leases" shall have the meaning ascribed to such term in Section 5.19(a) hereof.

          "Licensed Intellectual Property" shall have the meaning ascribed to such term in Section 5.20(c)(2).

          "Liens" shall have the meaning ascribed to such term in Section 5.16 hereof.

          "Loss" shall mean any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorney's and other professional fees),

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investigation, removal, cleanup and remedial costs (voluntarily or involuntarily incurred) and modification costs incurred to permit continued or resumed normal operation of the Facilities.

          "Material Adverse Effect" shall mean any material and adverse effect on the business, condition (financial or otherwise), revenues, earnings, assets, prospects or results of operations of the specified Person.

          "Mukilteo Facility" shall mean the facility located at 6500 Harbour Heights Parkway, Mukilteo, Washington 98275.

          "Multiemployer Plan" shall have the meaning ascribed to such term by
Section 4001(a)(3) of ERISA.

          "Multiple Employer Plan" shall have the meaning ascribed thereto in
Section 5.8(a) hereof.

          "Occupants" shall have the meaning ascribed to such term in Section 5.19(a) hereof.

          "Owned Property" shall have the meaning ascribed to such term in
Section 5.19(a) hereof.

          "PBGC" shall refer to the Pension Benefit Guaranty Corporation.

          "Patents" shall refer to all (a) inventions, whether or not patentable, whether or not reduced to practice, or whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) all national (including the U.S.) and multinational statutory invention registrations, patents, patent registrations and patent applications (in the U.S. or any foreign country, and including all reissues, divisions, continuations, continuations-in-part, extension and reexaminations) and all rights therein provided by law, multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

          "Permitted Encumbrances" shall have the meaning ascribed to such term in Section 5.19(a) hereof.

          "Person" shall include an individual, a partnership, a corporation, or a division or business unit thereof, a trust, an unincorporated organization, a federal, state, local or foreign government or any department or agency thereof and any other entity.

          "Program Performance Reserve Ratio" shall be the percentage ratio derived by dividing the program performance reserve amount at any date by the related remaining program revenue at such date.

          "Property" shall include all property and all other assets of whatsoever nature including, without limitation, real and personal property, whether tangible or intangible, and claims, rights and choses in action, other than Intellectual Property.

          "Prospective Employees" shall have the meaning ascribed to such term in Section 11.1(c) hereof.

          "Purchased Assets" shall have the meaning ascribed to such term in
Section 2.1 hereof.

          "Purchased Intellectual Property" shall refer to the Intellectual Property which is owned by or licensed by Seller, and which is used in, related to or necessary to the operation of, the Business as it is currently operated or reasonably contemplated to be operated in the future, provided that this definition shall not imply that Seller is obligated to acquire or convey Intellectual Property which it does not currently own or have rights to use.

          "Purchaser" shall refer to Hughes Aircraft Company, a Delaware corporation, having its principal executive office at 7200 Hughes Terrace, Los Angeles, California 90045.

          "Registered Intellectual Property" shall have the meaning ascribed to such term in Section 5.20(c)(2).

          "Release" shall mean any release, spill, emission, abandonment of any container or receptacle containing any Contaminant, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of any Contaminant into the environment, or into or out of any property, including the movement or migration, gradual or otherwise, of any Contaminant through or in the air, soil, surface water, groundwater, or land surface or subsurface strata or formation.

          "Remedial Action" shall mean all actions required under Environmental Laws to (a) clean up, remove, treat, monitor or in any other way address the Release of any Contaminant in the environment; (b) prevent the further Release or threat of further Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health or welfare of the environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Release or any threatened Release; or (d) bring the Facilities and the operations conducted thereon into compliance with all applicable Environmental Laws and Environmental Permits.

          "Revised Statements" shall have the meaning ascribed to such term in
Section 12.4(f)(1) hereof.

          "Schedule" shall refer to one of several written Schedules to this Agreement, each of which is hereby incorporated into and made a part of this Agreement for all purposes.

          "Seller's Auditors" shall mean Deloitte & Touche.

          "Seller" shall refer to Alliant Techsystems Inc., a Delaware corporation, having its principal executive office at 600 Second Street, N.E., Hopkins, Minnesota 55343-8384.

          "Seller Employee Benefit Plans" and "Seller Employee Pension Plans" shall have the meaning ascribed thereto in Section 5.8(a) hereof.

          "Seller Property" shall have the meaning ascribed to such term in
Section 5.19(a) hereof.

          "Software" shall mean all computer software, (including, without limitation, source code, object code, flow charts, operating systems and specifications, data, data bases, files, documentation, and other materials related thereto), and all Patent, Copyright, mask work registrations trade secret or other proprietary rights associated therewith.

          "SQQ-89 REA" shall have the meaning ascribed to such term in Section 2.1(m) hereof.

          "Subsidiary" shall refer to a corporation (or equivalent legal entity under foreign law) of which another Person owns directly or indirectly more than 50% of the stock, the holders of which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of directors and any partnership (or equivalent legal entity under foreign law) in which such other Person owns directly or indirectly more than a 50% interest.

          "substantially-performed" shall mean, with respect to a Government Contract, that all contract deliverables under all options which have previously been exercised have been provided to the customer.

          "Taxes" shall mean (A) all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, fines, assessments, penalties or additions thereto, whether disputed or not, and (B) any Taxes for which Seller is liable as a transferee, indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, understanding or commitment, whether oral or written.

          "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

          "Third Party Assets" shall mean all government, customer or other third party-owned Property, equipment and information.

          "Trademarks" shall mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including all of the goodwill associated with or represented by any of the foregoing, and including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

          "Transferred Employees" shall have the meaning ascribed to such term in Section 11.1(c) hereof.

          "Transition Agreement" shall refer to the Transition Services Agreement to be executed at Closing by Purchaser, Seller and Parent, substantially on the terms set forth in Schedule 12.5.

          "Year-End Financial Statements" shall have the meaning ascribed to such term in Section 5.5(a)(1)(a) hereof.


                                  ARTICLE II

                               BASIC TRANSACTION

          Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the following transactions shall occur:

          2.1  Purchase and Sale of Assets.  On the terms and subject to the
               ---------------------------
conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller's right, title and interest in and to the Business, including, without limitation, in and to all of the assets, properties, rights, goodwill, contracts and claims of the Business (except as otherwise set forth in Section 2.2 hereof), wherever located, whether tangible or intangible, real or personal, known or unknown, actual or contingent, as the same shall exist as of the Closing, subject to subsection (o) below (such rights, title and interest in and to all such assets, properties, rights, contracts and claims, being collectively referred to herein as, the "Purchased Assets"). The Purchased Assets shall include, without limitation, the following assets:

          (a) all fee owned real property, leasehold and other interests in real property listed on Schedule 2.1(a), together with all improvements, fixtures and all other appurtenances thereto and rights in respect thereof;

          (b) all inventory (including work in process, raw materials and finished goods), goods in transit, unbilled revenues and other properties and rights associated with the performance of Contracts and the operation of the Business, supplies, machinery, equipment, test equipment, demonstration equipment, computers, tools, dies, spare parts, vehicles, furniture, office materials and other tangible personal property, whether or not such assets are located at the properties referred to in clause (a) above;

          (c) all accounts receivable and notes receivable and other claims for money or other obligations due (or which hereafter will become due) to Seller arising out of the Business together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor, but excluding any sums owed by any Affiliate of Seller as intercompany advances or accounts, other than any thereof arising from the purchase and sale of goods or services in the ordinary performance of the Contracts of the Business;

          (d) all of Seller's interest in the Purchased Intellectual Property, including, without limitation, all results of the Business' research and development activities and other Intellectual Property developed or acquired for the Business, or related to, or of use or potential use in connection with any current or contemplated potential future products of the Business or parts, components or subassemblies used or purchased by the Business;

          (e) all proceeds under any insurance contract or arrangement relating to the Business in respect of Assumed Liabilities or damage to Assets;

          (f) all right, title and interest in, to and under all Contracts, subject in each case to the terms of such Contracts;

          (g) all books and records (including such books and records as are contained in computerized storage media) of the Business, including all inventory, purchasing, accounting, sales, export, import, research, engineering, manufacturing, maintenance, repairs, marketing, banking, documents and records constituting Purchased Intellectual Property, shipping records, personnel files for Transferred Employees and all files, customer and supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (a) above, but excluding personnel files for employees of Seller who are not Transferred Employees, provided

     Seller may retain copies of all books and records related to Excluded Liabilities, Excluded Assets and Employees;

          (h) any other tangible assets of Seller which are used in the Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Business;

          (i) all Authorizations which are transferable and which are used in the Business, as presently conducted;

          (j)  all goodwill associated with the Business;

          (k) all rights under non-disclosure agreements with employees and agents of Seller and under confidentiality agreements with prospective purchasers of the Business or with other third parties to the extent relating to the Business;

          (l) all deposits, prepaid charges, insurance, sums and fees, offset credit balances in any country, refunds, and causes of action;

          (m) the SQQ-89 Request for Equitable Adjustment ("SQQ-89 REA"), the Hydroscience Receivable described in Section 7.20, the NT37 Inventory described in Section 7.21, and the Ocean Bottom Cable Royalty described in
     Section 7.22;

          (n) any other asset of Seller, other than Excluded Assets, in respect of which there is an Assumed Liability; and

          (o) other than to the extent related to a liability asserted against Seller, all rights of recovery, rights of set-off and rights of recoupment of Seller in connection with the Business.

          2.2  Excluded Assets.  Notwithstanding anything herein to the
               ---------------
contrary, the Purchased Assets shall not include any of the following assets related to the Business (collectively, the "Excluded Assets"):

          (a) Cash and cash equivalents, including petty cash accounts or cash on hand or in bank accounts, certificates of deposit, commercial paper and other similar securities related to the Business;

          (b) Any books or records relating to the Business which Seller is required by law to retain in its possession;

          (c) Federal income tax refund entitlements or other tax attributes related to the Business with respect to any period prior to the Closing Date;

          (d) The account receivable payable by Armada de Chile, Contract Number MK46-ILS119 in the amount of $2.93 million.

          2.3  Assumption of Liabilities.  On the terms and subject to the
               -------------------------
conditions set forth in this Agreement, at the Closing, Purchaser will assume and become responsible for the following liabilities and obligations of Seller (the "Assumed Liabilities"):

          (a) the Contracts being transferred to Purchaser hereunder (to the extent that such liabilities and obligations remain unsatisfied or are required to be performed on or after the Closing Date);

          (b) Employees and employee benefits solely to the extent specifically set forth in Article XI hereof, and those certain employment contracts between Seller and the individuals set forth on Schedule 2.3(b) with respect to any potential severance and severance related liabilities;

          (c) once the Remedial Action set forth in the Remedial Plan contemplated by Section 7.7 hereof is complete, on-site Environmental Claims and Environmental Costs and Liabilities of Seller, irrespective of when they arise, at the Mukilteo Facility; and

          (d) Except to the extent otherwise specifically provided herein, any liability or obligation reflected on Column Four of the Closing Date Schedule of Net Assets irrespective of the amount reserved.

          2.4  Excluded Liabilities.  Seller and Purchaser expressly understand
               --------------------
and agree that Purchaser shall not assume, pay, perform or discharge or become liable for any and all obligations, commitments or liabilities of any and every nature whatsoever of Seller including (without limitation) all obligations, commitments or liabilities (whether recourse or non-recourse to Seller) which relate to, are secured by or otherwise encumber any of the Assets, including, without limitation, (a) liabilities arising out of, or relating to, the operation of the Business prior to the Closing, (b) liabilities resulting from Environmental Claims or Remedial Action relating to the operation of the Business prior to the Closing, (c) claims that the operation of the Business infringes the Intellectual Property rights of any Person, (d) except as otherwise provided in Section 12.4(c), or Section 12.4(g), all liabilities of Seller or any Affiliate of Seller for Taxes, and, in each case, which are not Assumed Liabilities and (e) liabilities arising out of any performance incentive payment obligations under the contracts described on Schedule 2.3(b) (collectively, the "Excluded Liabilities").

          2.5  Purchase Price.  On the terms and subject to the conditions set
               --------------
forth in this Agreement, and subject to adjustment as provided in Article IV hereof, at the Closing, Purchaser will pay to Seller $141,000,000, allocated as provided in Section 12.4(f) hereof by wire transfer of immediately available funds to an account designated by Seller not later than three Business Days prior to the Closing Date.

                                  ARTICLE III

                       CERTAIN AGREEMENTS OF THE PARTIES

          3.1  Certain Provisions Relating to Assets.  (a) To the extent that a
               -------------------------------------
Contract, Authorization or other asset which would otherwise be included within the definition of "Assets", or any claim, right or benefit arising thereunder or resulting therefrom (each an "Interest" and collectively the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit or agency), and such approval, consent or waiver has not been obtained prior to the Closing, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof.

          (b) Seller and Purchaser shall use their best efforts and shall cooperate to obtain all approvals, consents or waivers necessary to convey to Purchaser each Interest as of the Closing. The failure to obtain any approval, consent or waiver necessary to convey any Interest to Purchaser shall not affect the obligations of the parties to close hereunder.

          (c) To the extent any of the approvals, consents or waivers necessary to convey any Interest (other than Government Contracts with respect to which Section 7.6 shall govern) to Purchaser have not been obtained by Seller as of the Closing, Seller shall, during the remaining term of such Interest, use its best efforts, to (1) at the request of Purchaser, cooperate with Purchaser to obtain the consent of any such third party (provided that Purchaser shall not be obligated to pay any consideration therefor), (2) at the request of Purchaser, cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Interest to Purchaser (including, with respect to any Property leased by Seller which would otherwise be an Asset and as to which Seller has been unable to obtain the lessor's consent to the assignment thereof to Purchaser, to sublease such Property (to the extent permitted under the pertinent lease) to Purchaser, upon substantially the same terms and conditions as are set forth in such lease with respect to Seller), so long as Purchaser cooperates with Seller in such arrangements and promptly reimburses Seller for any and all payments required to be made by Seller after the Closing Date by the terms of the document governing such Interest (as the same shall be in effect on the date hereof), and (3) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of Seller arising from such Interest against the issuer thereof or the other party or parties thereto (including the rights to elect to terminate any such Interest in accordance with the terms thereof upon the advice of Purchaser).

                                  ARTICLE IV

                            POST-CLOSING ADJUSTMENT

          4.1  Closing Date Balance Sheet.  (a)(1) Within 45 days after the
               --------------------------
Closing Date, Seller shall deliver to Seller's Auditors a balance sheet of the Business as it existed immediately prior to the Closing (the "Closing Date Balance Sheet"), prepared in accordance with GAAP applied on a basis consistent with that employed by Seller in the preparation of the Interim Date Balance Sheet and using the same accounting methods, policies, practices and procedures with consistent classifications, judgments, and valuation and estimation methodologies as used in the preparation of the Interim Date Balance Sheet, including those adjustments required by Section 4.1(b). The Closing Date Balance Sheet shall be accompanied by an additional schedule of information (the "Closing Date Schedule of Net Assets") (i) the first column of which shall be a copy of the Closing Date Balance Sheet, (ii) the second column of which accurately details all adjustments necessary to reflect the elimination of all assets and liabilities which are reflected on the Closing Date Balance Sheet but not sold to or assumed by Purchaser in accordance with the terms of this Agreement (it being understood by the parties that the profit accrual rates on Contracts will not be affected by the elimination of any such assets or liabilities not sold or assumed, the costs of which are normally included in estimated costs at completion), (iii) the third column of which accurately details the adjustments required by Section 4.1(a)(2) below, and (iv) the fourth column of which accurately presents the assets and liabilities of the Business as at the Closing Date after giving effect to the adjustments reflected in the second and third columns thereof and indicates the Net Assets as at the Closing Date (the "Closing Date Net Assets"). The Closing Date Balance Sheet and the Closing Date Schedule of Net Assets are referred to collectively as the "Closing Date Financial Information."

          (2) The third column of the Closing Date Schedule of Net Assets indicates all adjustments to the Closing Date Balance Sheet which are necessary to remove the effects, if any, resulting from any change in the assets or liabilities of the Business during the period from the date of the Interim Date Balance Sheet through the Closing Date, caused by any of the following: (A) any change resulting from a change in GAAP, including those promulgated after the Interim Date Balance Sheet is prepared, regardless of whether or not otherwise required to be made, except as agreed to between Seller and Purchaser; (B) any change resulting from a change of an accounting policy, practice, procedure, allocation method or estimation technique from that followed in preparing the Interim Date Balance Sheet; (C) any extraordinary or non-recurring gains or any transactions not in the ordinary course of business consistent with past practices of Seller and not otherwise required by this Section 4.1; (D) the inclusion in the Closing Date Balance Sheet of any Asset or any Liability which was not, but could have been, reflected in the Interim Date Balance Sheet; (E) any corrections relating to mathematical mistakes, mistakes in the application of accounting principles, or oversight or misuse of facts that existed at the date of the Interim Date Balance Sheet and affected the determination of any amounts in the Interim Date Balance Sheet; and (F) any change in the amount requests for equitable adjustment or claims made or to be made by Seller under any contract relating to the Business which has not been approved by the Purchaser pursuant to the approach described in Schedule 4.1(a)(2)(F); (G) any change in the amount of Seller's reserves for the Business from the amounts of the reserves reflected on Schedules 5.5(c) and 5.5(d) as of the Interim Date Balance Sheet, except as noted on Schedules 4.1(a)(2)(G)(A) and 4.1(a)(2)(G)(B). For purposes of Sections 4.1(a)(2)(A), (B), (D) and (E), any potential adjustment having an individual value of less than $50,000 (the "Small Adjustment") shall not be considered as a column three adjustment until the total cumulative value of all such Small Adjustments when measured on a net basis exceeds $100,000, in which case only the excess value above $100,000 shall be reflected in column three of the Closing Date Schedule of Net Assets. In preparing the Closing Date Financial Information, Seller shall use the same techniques and methodologies in determining its estimates and judgments for evaluating the status of its Contracts and Government Contract rate reserves as were used in preparing the Interim Financial Statements, except that the third column of the Closing Date Schedule of Net Assets shall (A) reverse all reductions and increases in reserves from the amounts contained in the Interim Date Balance Sheet and reflected on Schedule 5.5(d), except as noted on Schedule 4.1(a)(2)(G)(A) and (B) make such adjustments as are necessary to cause each program estimate at completion profit margin percentage on the remaining revenue to equal the related estimate at completion profit percentage reflected on
Schedule 5.5(c) as of the date of the Interim Date Balance Sheet, except as noted on Schedule 4.1(a)(2)(G)(B) and (C) make such adjustments as are necessary to cause each Program Performance Reserve Ratio at Closing to equal the related Program Performance Reserve Ratio reflected on Schedule 5.5(c) as of the date of the Interim Date Balance Sheet. For all purposes of this Agreement, reserves shall be deemed to include (without limitation) balance sheet reserves and/or contract level reserves whether related to accounts receivable, billed or unbilled, contracts in process, inventories, fixed assets or any other Purchased Asset, regardless of whether any such reserve is recorded as an offset to such Assets' carrying value or is included as an accrued liability in the Closing Date Balance Sheet. Notwithstanding the above, no adjustments shall be made to this third column of the Closing Date Schedule of Net Assets under any of the provisions of Section 4.1(a)(2) if the adjustment pertains to assets or liabilities which are reflected on the Closing Date Balance Sheet but are not sold to or assumed by Purchaser under the terms of this Agreement.

          (3) The third column of the Closing Date Schedule of Net Assets shall make any adjustments necessary to remove any values remaining on the accounts listed on Schedule 4.1(a)(3) after considering previous amounts assigned to these accounts under the provisions of Section 4.1(a)(1)(i), Section 4.1(a)(1)(ii) and Section 4.1(a)(1)(iii), such that the value assigned to column four for these accounts in the Closing Date Schedule of Net Assets shall be zero.

          (4) The third column of the Closing Date Schedule of Net Assets shall make any adjustments necessary to eliminate the effect of any accounting or audit adjustments posted between the Interim Date Balance Sheet and the Closing Date Balance Sheet to write down or write up the carrying value of the MK46 New Brighton H1602 Account. It is the expectation of Purchaser and Seller that a potential write down of approximately $500,000 may be reflected in this account in the Closing Date Balance Sheet, and it is the intention of this provision to eliminate the effect of this or any other such accounting or audit adjustment to the value of the MK46 New Brighton H1602 Account from the price adjustment provisions of Section 4.1.

          (5) In the event that sales of the NT37 inventory have occurred or that cash collections have occurred on the SQQ-89 REA or the Hydroscience Receivable between the Interim Date and the Closing Date, the following details the calculation of the Purchase Price adjustment necessary to reflect these occurrences: (i) sale of NT37 inventory and cash is collected by Seller; Purchase Price is reduced by Purchaser's share of proceeds per Section 7.21 of this Agreement; (ii) sale of NT37 inventory and a collectible account receivable exists on the Closing Date Balance Sheet; Purchase Price is increased by Seller's share of this receivable per Section 7.21 of this Agreement; (iii) cash collection on the SQQ-89 REA; Purchase Price is reduced by Purchaser's share of the proceeds per Section 7.19 of this Agreement; (iv) cash collection on the Hydroscience Receivable; Purchase Price is reduced by Purchaser's share of the proceeds per Section 7.20 of this Agreement.

          (b) Seller shall engage Seller's Auditors (at Seller's and Purchaser's expense shared equally) to, within 60 days after Seller's delivery of the Closing Date Financial Information under Section 4.1(a) above: (i) read this Agreement and all other documents and instruments deemed necessary by Seller's Auditors to discharge their obligations required under this Agreement;
(ii) audit the Closing Date Balance Sheet in accordance with generally accepted auditing standards; and (iii) deliver to Seller, Purchaser and Deloitte & Touche, a draft certificate in the form set forth in Exhibit A hereto (the final version of which is referred to as the "Auditors' Report") together with the Closing Date Balance Sheet to which such draft Auditors' Report relates. The Auditors' Report shall report, without qualification or other limitation arising out of the scope of the audit, that, the Closing Date Balance Sheet presents fairly the financial condition of the Business at the Closing Date in conformity with GAAP, and that:

          (1) the Closing Date Balance Sheet does not give effect to any purchase accounting (or similar related) adjustments, or any other accounting effects, arising from the transactions provided for in this Agreement;

          (2) the Closing Date Balance Sheet does take into account all liabilities, accruals and other adjustments on or prior to the Closing Date which would be appropriate to a balance sheet being prepared at a financial year-end including (without limitation) all liabilities and accruals necessary to present the Business as a stand-alone entity and any liabilities and accruals relating to the Business which may have previously been recorded at the corporate office or other organizational level, including (without limitation) all liabilities (A) for such charges as rentals, maintenance services, property taxes, general and product liability insurance (including self-insurance accruals), (B) arising from the employment of the employees of the Business (including obligations for accrued bonuses, workers' compensation obligations (including claims filed and obligations incurred but not reported), medical, dental, severance, profit sharing, vacation time, paid time off, other insurance and business expenses) and (C) arising from interorganizational transactions (i.e., transactions between the Business and any other business, division, unit
-----
or Subsidiary of Seller) and intraorganizational transactions and expense allocations, accrued in accordance with the past customs and practices of the Business but only to the extent arising from the purchase and sale of goods or services in the ordinary performance of the Contracts of the Business;

          (3) Reserves are provided on a Contract by Contract basis, as appropriate, for all Contracts with total estimated costs at completion (including all other overhead costs allocated to such Contracts in a manner consistent with the methodology used in preparing the Interim Date Balance Sheet) in excess of the firm negotiated ceiling price based on the most recently completed Contract cost estimates. Adjustments have been made to reflect all other Contracts on the individual contract percentage of completion method (using Seller's historical methodology for determining the percentage of completion), based upon effort performed through the Closing Date, and utilizing the most recently completed contract cost estimates. When calculating the earnings associated with the most recently completed contract cost estimates, adjustments have been provided for the difference between booked Government Contract overhead rates and the rates that are expected to be negotiated with the government for all years open for audit by the government;

          (4) Property, plant and equipment amounts contained in the Closing Date Balance Sheet represent the respective book values of the specific Assets as at such date; and

          (5) In addition to the foregoing adjustments, the Closing Date Balance Sheet takes into account all proposed audit adjustments which are individually in excess of $50,000 on a pre-tax basis. It is understood by Purchaser and Seller that Seller's Auditors will establish the scope of its audits based upon its professional judgment of materiality as applied to the Closing Date Balance Sheet.

          Seller covenants to make all such changes to the Closing Date Balance Sheet as shall be necessary to enable Seller's Auditors to deliver the draft certificate in substantially the form set forth in Exhibit A and to deliver the Auditor's Report. Notwithstanding the above, Seller shall not be required to make any changes where its existing accounting policies, practices, procedures, allocation methods or estimation techniques are in compliance with GAAP and consistent with past practices, including those used in preparing the Interim Date Balance Sheet.

          (c) Within 30 Business Days after the receipt of the Closing Date Financial Information, the Closing Date Balance Sheet and the draft Auditors' Report on the Closing Date Balance Sheet, Purchaser shall notify Seller of any objections thereto and shall attempt in good faith to reach an agreement with Seller as to the matter or matters in dispute. If Purchaser and Seller, notwithstanding such good faith effort, shall have failed to resolve the matter or matters in dispute within 20 Business Days after Purchaser advises Seller of its objections, then Seller immediately will cause Seller's Auditors to issue the Auditors' Report and the related financial statements and schedule and deliver copies thereof to Seller, Purchaser and Purchaser's representative. Any remaining disputed matters shall be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter") selected by Purchaser and Seller, which shall not be the regular auditing firm of Purchaser or Seller. Promptly, but not later than 30 Business Days after its acceptance of its appointment, the Arbiter shall determine (based solely on presentations by Seller and Purchaser to the Arbiter and not by independent review) only those issues in dispute and shall render a report as to the disputes and containing a revised Closing Date Schedule of Net Assets, which report shall be conclusive and binding upon the parties hereto. In resolving any disputed item, the Arbiter may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, in each case, as presented to the Arbiter. For purposes of the Arbiter's determination of Definitive Closing Date Net Assets, the amounts to be included shall be the appropriate amounts from the Closing Date Schedule of Net Assets for assets and liabilities that are being sold or assumed as to items that are not in dispute, and the amounts determined by the Arbiter as to items that were submitted for resolution by the Arbiter.

          (d) For purposes of complying with the terms set forth herein, each party shall cooperate with and make available to the other party and its auditors and representatives, all information, records, data, auditors' working papers, and access to its personnel, shall permit access to its facilities and shall permit the other party and its auditors and representatives to make copies of all information, records, data and auditors' working papers, in each case as may be reasonably required in connection with the analysis of the Interim Date Balance Sheet, the draft Auditors' Report, the Auditors' Report, the Closing Date Financial Information, the Audited Closing Date Balance Sheet and the resolution of any dispute(s) thereunder. Without limiting the generality of the foregoing, Seller shall cause Seller's Auditors to make available at its office to Purchaser and Purchaser's representative immediately after delivery of the draft Auditors' Report pursuant to Section 4.1(b) above the workpapers therefor pertaining only to the Business and not to other operations and businesses of Seller (which may be copied by Purchaser if Purchaser so elects), subject to approval by Deloitte & Touche. Purchaser's auditors shall also have access to Seller's Auditors' workpapers pertaining only to the Business and not to other operations and businesses of Seller (including those relating to prior audits) as necessary for the purpose of providing regular auditing services to the Business.

          4.2  Post-Closing Adjustment.  As soon as the Auditor's Report has
               -----------------------
been delivered pursuant to the provisions set forth in Section 4.1 hereof and either all disagreements with respect to the Closing Date Net Assets have been resolved directly by Purchaser and Seller or the report of the Arbiter has been issued: (a) in the event that the Definitive Closing Date Net Assets shall be less than the Interim Date Net Assets, then Seller shall pay to Purchaser the amount of such difference in cash plus interest thereon from the Closing Date to the date of such payment thereof at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate as in effect on the Closing Date; or (b) in the event that the Definitive Closing Date Net Assets shall be greater than the Interim Date Net Assets, then Purchaser shall pay to Seller the amount of such difference in cash plus interest thereon from the Closing Date to the date of such payment thereof at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate as in effect on the Closing Date. Any such cash payment pursuant to this Section 4.2 shall be made within 10 Business Days following the later of (i) the receipt by the parties of the Audited Closing Date Balance Sheet and (ii) if there shall exist a dispute between the parties as to the amount of Closing Date Net Assets, the date of receipt of the Arbiter's report, by bank wire transfer of immediately available funds to an account designated by Purchaser or Seller, as the case may be. The cash payment pursuant to this Section 4.2 (other than the portion of any such payment made by Purchaser specifically denominated as interest hereunder) shall be treated by the parties as an adjustment to the purchase price of the Assets. The provisions of this Section 4.2 Post Closing Adjustment section, as well as provisions contained in Section 4.1 and Section 5.5, are intended to measure the differences between the Interim Date Balance Sheet and the Closing Date Balance Sheet on a comparable basis. Differences in accounting treatment as identified in Section 4.1(a)(2) between the Interim Date Balance Sheet and the Closing Date Balance Sheet are to be addressed under the Indemnification provisions of
Section 12 of this Agreement, and no attempt will be made by either Purchaser or Seller to seek an economic adjustment under both the price adjustment terms of
Article IV and the indemnity provisions of Article XII of this Agreement.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Purchaser as of the date hereof, and shall be deemed to have represented and warranted on the Closing Date, as follows:

          5.1  Organization and Authority of Seller.  Seller is a corporation
               ------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority, corporate and otherwise, to own and operate its properties and to carry on its business as and where presently conducted, to enter into and to perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Seller is duly qualified or otherwise authorized to do business as a foreign corporation and is in good standing in each jurisdiction set forth in Schedule 5.1, except where the failure to so qualify would not have Material Adverse Effect.

          5.2  Authorization of Agreements.  The execution, delivery and
               ---------------------------
performance of this Agreement and each of the Ancillary Agreements to which it is a party by Seller have been duly authorized by all necessary action, corporate or otherwise, of Seller, and this Agreement has been, and each of the Ancillary Agreements to which it is a party will be, duly executed and delivered by Seller and this Agreement constitutes, and each of the Ancillary Agreements to which it is a party when executed will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms.

          5.3  No Conflicts.  Except as described in Section 5.4, the execution,
               ------------
delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice or the passage of time or both) (a) conflict with the certificate of incorporation or by-laws of Seller or, except as set forth in Schedule 5.3, conflict with, violate, or result in the breach or termination of, or constitute a default under, (1) any Authorization, lease, agreement, contract, commitment, letter of intent, memorandum of understanding or other document or instrument, or (2) any order, judgment, injunction or decree of any court or governmental authority, foreign or domestic, to which Seller is a party or by which it or any of its assets or properties are bound; (b) constitute a violation of any law, statute or regulation of any governmental authority, domestic or foreign, applicable to Seller; (c) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Seller or (d) give to any other Person any rights whatsoever, including rights of termination, cancellation or acceleration, in or with respect to any of the properties or assets of Seller except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on (i) the ability of Seller to enter into and perform its obligation under this Agreement or (ii) the business, operations, prospects or financial condition of Seller.

          5.4  Consents.  No consent, approval or authorization of, or
               --------
designation, declaration or filing with, any governmental authority or other third party is required on the part of Seller in connection with Seller's execution, delivery and performance of this Agreement (including, without limitation, the sale, assignment, transfer and conveyance to Purchaser of all Interests) and the Ancillary Agreements to which it is a party, except for (a) any required filings with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act and due expiration of the waiting period (including any extensions) thereunder, (b) any novations required in connection with Government Contracts, (c) any filings required under the Department of Defense Industrial Security Manual for Safeguarding Classified Information (the "DoD Manual"), (d) any filings required under United States Export Control Laws and (e) those consents or approvals which are listed in Schedule 5.4.

          5.5  Financial Statements.  (a)(1) Set forth in Schedule 5.5(a)(1) are
               --------------------
complete and correct copies of the following financial statements:

          (A) the unaudited balance sheet for the Business for the fiscal year ended March 31, 1996 and the related statement of operating income and statement of operating cash flows for the year then ended (the "Year-End Financial Statements"). The unaudited balance sheet of the Business as at March 31, 1996 and the notes thereto are sometimes referred to in this Agreement as the "March 31, 1996 Balance Sheet";

          (B) the unaudited balance sheet of the Business as at July 31, 1996, and the related statement of operating income and statement of operating cash flows for the four-month period then ended (together with Schedule 5.5(a)(2) referred to below, the

     "Interim Financial Statements"). The unaudited balance sheet of the Business as at July 31, 1996 and the notes thereto are sometimes referred to in this Agreement as the "Interim Date Balance Sheet".

          (2) Attached hereto as Schedule 5.5(a)(2) is a schedule (i) the first column of which is a copy of the Interim Date Balance Sheet, (ii) the second column of which accurately details all adjustments necessary to reflect the elimination of all assets and liabilities which are reflected on the Interim Date Balance Sheet but not sold to or assumed by Purchaser in accordance with the terms of this Agreement, except that no amount shall appear in this second column for any vacation accrual that is not to be assumed by Purchaser at Closing, (it being understood by the parties that the profit accrual rates on Contracts will not be affected by the elimination of any such assets or liabilities not sold or assumed, the costs of which are normally included in estimated costs at completion), (iii) the third column of which shall make any adjustments necessary to remove any values remaining on the accounts listed on
Schedule 4.1(a)(3) after considering previous amounts assigned to these accounts under the provisions of Section 5.5(a)(2)(i) and Section 5.5(a)(2)(ii), such that the value assigned to column four for these accounts in this Interim Date Schedule of Net Assets shall be zero; and (iv) the fourth column of which accurately presents the assets and liabilities of the Business as at the date of the Interim Date Balance Sheet after giving effect to the adjustments reflected in the second and third columns thereof and indicates the Net Assets as at the date of the Interim Date Balance Sheet (the "Interim Date Net Assets").

          The Year-End Financial Statements and the Interim Financial Statements (including the schedules thereto) are sometimes referred to herein collectively as the "Financial Statements".

          (3) The Interim Date Balance Sheet takes into account all liabilities, accruals and other adjustments on or prior to the date thereof which would be appropriate to a balance sheet being prepared at a financial year-end and gives effect to the following adjustments:

          (A) Reserves have been provided on a Contract by Contract basis, as appropriate, for all Contracts with total estimated costs at completion (including all other overhead costs allocated to such Contracts) in excess of the firm negotiated ceiling price based on the most recently completed Contract cost estimates. Adjustments have been made to reflect all other Contracts on the individual contract percentage of completion method (using Seller's historical methodology for determining the percentage of completion), based upon effort performed through the date of such balance sheet, and utilizing the most recently completed contract cost estimates. When calculating the earnings associated with the most recently completed contract cost estimates, adjustments have been provided for the difference between booked Government Contract overhead rates and the rates that are expected to be negotiated with the government for all years open for audit by the government. Reserves shall be deemed to include (without limitation) balance sheet reserves related to accounts receivable, whether billed or unbilled, contracts in process, inventories, fixed assets or any other assumed asset, regardless of whether any such reserve is recorded as an offset to such assets' carrying value or is included as an accrued liability in the Interim Date Balance Sheet; and

          (B) Property, plant and equipment amounts contained therein represent the respective book values of the specific Assets as at the date of the Interim Date Balance Sheet and provision has been made for the disposition of any idle or excess property, plant and equipment in accordance with Federal Acquisition Regulation 31.205-16.

          The Interim Date Balance Sheet does not give effect to any purchase accounting adjustments arising from the transactions provided for in this Agreement.

          (b) The Financial Statements are in agreement with the books and records regularly maintained by Seller and its Subsidiaries and were prepared in accordance with GAAP (except as otherwise required by Section 5.5(a)(3)(B), or as disclosed in the notes to the Financial Statements) and using the same accounting methods, policies, practices and procedures with consistent classifications, judgments, and valuation and estimation methodologies as those used by Seller with respect to the Business in preparing its historical financial statements, except as otherwise expressly noted on Schedule 5.5(a)(1). Subject to normal year-end adjustments with respect to the Interim Financial Statements (which adjustments, individually and in the aggregate, are not material) the Financial Statements present fairly the financial position of the Business as of the dates specified therein and the results of operations for the fiscal periods then ended, taking into account all liabilities and accruals necessary to present the Business as a stand-alone entity and any liabilities and accruals which may have previously been recorded at the corporate office or other organizational level, including (without limitation) all liabilities (A) for such charges as rentals, maintenance services, property taxes, general and product liability insurance (including self-insurance accruals), (B) arising from the employment of the employees of the Business (including obligations for accrued bonuses, workers' compensation obligations (including claims filed and obligations incurred but not reported), medical, dental, severance, profit sharing, vacation time, paid time off, other insurance and business expenses) and (C) arising from interorganizational transactions (i.e., transactions
                                                       ----
between the Business and any other business, division, unit or Subsidiary of Seller) and intraorganizational transactions and expense allocations, accrued in accordance with the past customs and practices of the Business.

          (c) Set forth in Schedule 5.5(c) is a complete and correct list on a Contract by Contract basis, for all Contracts having a total contract value in excess of $500,000, of the EAC profit rates reflected in the Interim Date Balance Sheet with respect to all Contracts relating to the Business, as well as Performance Reserves, Rate Reserves and Warranty Reserves included in Program Reserves.

          (d) Set forth in Schedule 5.5(d) is a complete and correct list on a Contract by Contract basis of all reserves for warranties, reserves for bad debts, rate reserves and gross margin reserves maintained by Seller with respect to the Business as of the date of the Interim Date Balance Sheet.

          5.6 Absence of Certain Developments.  Except as set forth on Schedule
              -------------------------------
4.1(a)(3) and the reduction in projected sales to $125 million for the fiscal year ending March 31, 1997, since July 31, 1996, there has not been any Material Adverse Change in the business, condition, revenues, earnings, assets or results of operations of the Business.

          5.7  Material Contracts and Leases.  (a) To the extent permitted by
               -----------------------------
government regulations applicable to classified documents, Schedule 5.7 contains a listing of all Contracts described in clauses (i) through (xv) below to which Seller is a party and which relate to or involve the Business as currently operated by Seller or which are material to the continued operation of the Business by the Purchaser. True, correct and complete copies of the Contracts referred to in clauses (i)-(xv) below and listed on Schedule 5.7 have been delivered to or made available to Purchaser and its agents and representatives.

               (i) Each Government Contract which involves performance of services or delivery of goods and/or materials by Seller;

              (ii) Each note, debenture, letter of credit, bond or surety, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing in excess of $75,000;

             (iii) Each Contract not in the ordinary course of business involving expenditures or receipts of Seller in excess of $250,000;

              (iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and involving aggregate payments in excess of $250,000;

               (v) Each license agreement or other material Contract with respect to any Intellectual Property of Seller or any other Person, including any agreements with current or former employees, consultants, or contractors of Seller regarding the ownership, appropriation or the nondisclosure of Intellectual Property;

              (vi) Each collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

             (vii) Each joint venture Contract, co-production or partnership agreement, or limited liability company agreement;

            (viii) Each Contract requiring capital expenditures after the date hereof in an amount in excess of $250,000 or otherwise material to Seller;

              (ix) Each distributorship, agency or manufacturer's representative agreement;

               (x) Each management, consulting or employment Contract or severance agreement, including, without limitation, any Contract (A) to employ or terminate executive officers or other personnel and other Contracts with present or former officers, directors or shareholders of Seller or (B) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of Seller any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

              (xi) Each distribution, franchise, license, sales representative, commission, consulting, agency or advertising Contract which is not cancelable on thirty (30) calendar days notice without liability to Seller;

             (xii) Each material option to buy any property, real or personal, or material option to sell any real property or personal property;

            (xiii) Each Contract containing covenants limiting the freedom of Seller to engage in any line of business or compete with any Person anywhere in the world;

             (xiv) Each open sales order, contract or firm written quotation for more than $250,000 ("Backlog Contracts"); and

              (xv) Each Contract pursuant to which Seller is required to indemnify a third party (other than with respect to product warranties in the ordinary course of business).

          (b) Except as set forth on Schedule 5.7, all the Contracts listed pursuant to paragraph (a) hereof are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of Seller and, to the knowledge of Seller, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Schedule 5.7(b), no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default under such Contracts by Seller or any other party thereto, except where the occurrence of such event or existence of any such condition would not have a Material Adverse Effect on the Business.

          (c) Except as set forth in Schedule 5.7(c), there is no outstanding bid for the sale of goods or services by Seller for which the total costs estimated at the time of the bid, including allocable overhead and general and administrative expenses, as estimated in good faith by Seller would exceed 93% of the proposed price set forth in such bid on the applicable Contract.

          (d) Except as set forth in Schedule 5.7(d), there is no unexercised option for the sale of goods or services by Seller for which the most recent estimated total costs of completing the unexercised option, including allocable overhead and general and administrative expenses, as estimated in good faith by Seller exceeds 93% of the price for such goods and services in respect of the applicable Contract.

          (e) Except as set forth on Schedule 5.7(e), there are no Contracts for the sale of goods or services by Seller as to which at the time of the most recent scheduled contract milestone for any such Contract the work scheduled was more than sixty (60) days late.

          (f) Except as set forth on Schedule 5.7(f), there are no Contracts, options or bids for the sale of goods or services by Seller which include a liquidated damages clause for late delivery.

          (g) Except as set forth on Schedule 5.7(g), there are no Contracts for the sale of goods or services by Seller which require Seller to be an account party to a letter of credit or bank guarantee which allows the beneficiary to draw funds without the specific consent of the account party, in the absence of an arbitration or judicial ruling in favor of the beneficiary.

          (h) Except as set forth on Schedule 5.7(h), (i) there is no outstanding bid for the sale of goods or services where performance of contractual effort will begin prior to contract award, and (ii) there are no existing Contracts where performance will continue while awaiting additional contractual funding.

          5.8  Employee Benefit Plans.  In regard to the Business:   (a)
               ----------------------
Schedule 5.8(a) sets forth all Employee Benefit Plans and any other material employee benefit arrangements, policies or payroll practices, including, without limitation, with respect to sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation agreements or arrangements, workers' compensation, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Seller to which Seller has contributed or is or was obligated to contribute to or otherwise make payments to (hereinafter the "Seller Employee Benefit Plans"), in each case with respect to any employees of Seller who are employed in the Business as of fourteen (14) days prior to the Closing Date (hereinafter "Employees"). All Employee Pension Plans maintained by Seller, or to which Seller has contributed or is obligated to contribute, in each case with respect to any Employees (hereinafter, the "Seller Employee Pension Plans") are separately listed on Schedule 5.8(a). Schedule 5.8(a) also clearly sets forth which of such plans are Multiemployer Plans, multiple employer plans subject to Sections 4063 and 4064 of ERISA ("Multiple Employer Plans"), plans other than Multiemployer Plans and Multiple Employer Plans that are subject to Section 412 of the Code and "welfare benefit plans" within the meaning of Section 3(1) of ERISA which provide for continuing benefits or coverage for any participant or any beneficiary or dependent of a participant after such participant's termination of employment except as required by Section 4980B of the Code and which is required to be paid 100% by the participant.

          (b) True, correct and complete copies of the following documents, with respect to each of the Seller Employee Benefit Plans and Seller Employee Pension Plans, have been made available or delivered by Seller to Purchaser:
(A) any plans, insurance policies and service agreements and amendments thereto,
(B) the most recent Forms 5500 and any financial statements attached thereto,
(C) the last Internal Revenue Service determination letter, (D) summary plan descriptions, and (E) the last actuarial reports, if any.

          (c) Except as set forth on Schedule 5.8(c), there are no pending or, to Seller's knowledge, threatened claims or lawsuits which have been asserted or instituted against the Seller Employee Benefit Plans and/or the Seller Employee Pension Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Seller Employee Benefit Plans and/or Seller Employee Pension Plans (other than routine benefit claims) nor does Seller have knowledge of facts which could form the basis for any such claim or lawsuit.

          (d)  [Intentionally Omitted]

          (e)  [Intentionally Omitted]

          (f)  [Intentionally Omitted]

          (g)  [Intentionally Omitted]

          (h) Except as set forth in Schedule 5.8(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Seller, (ii) increase any benefits otherwise payable under any Seller Employee Benefit Plan or Seller Employee Pension Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          (i) Neither Seller nor any Subsidiary of Seller has any contract or commitment, to create any additional Seller Employee Benefit Plans or Seller Employee Pension Plans or to modify any existing Seller Employee Benefit Plan or Seller Employee Pension Plans to the detriment of any employee.

          (j)  [Intentionally Omitted]

          5.9  Litigation; Violation of Law.  (a) There are no judicial,
               ----------------------------
arbitral or administrative actions, proceedings, investigations or audits (including, but not limited to, any audits or investigations referred to in Section 5.9(b) hereof) pending or, to Seller's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement or any of the Ancillary Agreements, or which, if adversely determined, would have a Material Adverse Effect upon Seller's ability to enter into or perform its obligations under this Agreement.

          (b) Except as set forth on Schedule 5.9 or 5.13: (1) there are no suits, actions, or legal, administrative, arbitration or other proceedings or governmental investigations or audits with respect to the Business, including, without limitation, any thereof related to any Government Contract or other Contract to which Seller is a party or by which it is bound and which relates to or involves the Business, pending or, to Seller's knowledge, threatened, (2) there are no orders, injunctions or decrees outstanding against Seller related to any Government Contract or other Contract involving the Business or pursuant to which Seller is performing services or supplying goods, (3) there are no internal, or to Seller's knowledge, outside investigations (other than routine audits under Governmental Contracts) of Seller which relate to the Business concerning any actual or potential liabilities which relate to Government Contracts or other Contracts or with respect to which voluntary disclosure may be necessary under the Defense Industry Initiatives, and (4) Seller has no knowledge of any claim or claims, whether asserted or unasserted, or other assertion of liability against Seller which relates to the Business and in each case, (A) in which relief other than, or in addition to, money damages from Seller is sought, or (B) in which recovery of money damages from Seller in an amount (individually or in the aggregate for all such claims and assertions of liability) in excess of $100,000 is sought.

          (c) Except as set forth in Schedule 5.9 or 5.13, Seller has not received any notice of violation of, and Seller is not in violation of, any applicable federal, state, local or foreign law, statute, ordinance, order, rule or regulation, or judgment entered by any federal, state, local or foreign court or governmental authority, relating in each case to the operation, conduct or ownership of the properties or businesses of the Business, including but not limited to, the federal antitrust laws, federal procurement laws, the state antitrust laws, the federal securities laws, the state securities laws (so called "Blue Sky" and similar laws), and all other federal, state or local laws, regulations or ordinances pertaining to the Business, except for any such violations, which, individually or in the aggregate, would not have a Material Adverse Effect on the Business.

          (d) All Authorizations material to the current operations of the Business are in full force and effect without any default thereunder by Seller or, to the knowledge of Seller, by any other party thereto, and Seller has not received any notice, written or oral, of any claim or charge that Seller is currently in violation of or in default under any Authorization or Authorizations necessary to any of the current operations of the Business.

          5.10  Taxes.  (a) Except as set forth in Schedule 5.10, Seller has
                -----
timely filed all Tax Returns required to be filed and all such Tax Returns were correct and complete in all material respects. Seller has timely paid all Taxes that are due, or claimed by any taxing authority to be due, or has provided for all such Taxes on its financial statements in accordance with GAAP.

          (b) Except as set forth in Schedule 5.10, no assessment, audit or other proceeding by any taxing authority, court, or other governmental or regulatory authority has occurred or is pending, or to the knowledge of Seller, threatened with respect to the Taxes or Tax Returns of Seller.

          (c) Except as set forth in Schedule 5.10, none of the Assets is: (1) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code,
(2) used predominantly outside the United States within the meaning of Proposed Treasury Regulation Section 1.168-2(g)(5), (3) "Tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code, or (4) "limited use property" as that term is used in Rev. Proc. 76-30. Following the Closing, none of the Assets will be property that Purchaser or any of its Affiliates will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the 1954 Code.

          (d) Seller is not a foreign person within the meaning of Section 1445 of the Code.

          (e) With respect to Leased Assets placed in service on or before the date hereof, each Lease Contract (excluding property sold on installment sales contracts) will be treated as a lease for federal income tax purposes.

          (f) Seller has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          5.11  Material Changes.  Except as set forth in Schedule 5.11 or the
                ----------------
Interim Date Balance Sheet, whether or not in the ordinary course of business, since July 31, 1996, there has not been, occurred or arisen: (1) any material damage or destruction to properties or assets of Seller, whether covered by insurance or not; (2) any increase in the compensation payable, or to become payable, by Seller to any officer or employee employed in the Business whose remuneration during 1996 exceeded the rate of $75,000 per year, or any material increase in benefits or benefit plan costs or any material change in any bonus, insurance, pension, compensation or other benefit plan made for or with or covering any officer or employee of Seller employed in the Business; (3) any material extraordinary or non-recurring loss (as defined in Opinion Number 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants) suffered by Seller; or (4) any waiver by Seller of any material rights of substantial value.

          5.12  Affiliate Agreements.  Schedule 5.12(a) sets forth a list of all
                --------------------
Contracts and invoices outstanding as of the date of this Agreement which relate to (i) the provision of products or services to the Business by any other division, unit, Subsidiary or Affiliate of Seller or (ii) the provision of products or services by the Business to any other division, unit, Subsidiary or Affiliate of Seller. Except as set forth on Schedule 5.12(b) and in Section 12.6, all such Contracts are terminable at will by Seller without penalty, are assignable by Seller to Purchaser and, following the assignment thereof by Seller to Purchaser pursuant hereto, will be terminable at will by Purchaser without penalty.

          5.13  Contracts with the United States Government.  (a) Schedule
                -------------------------------------------
5.13(a) contains a complete list of all open Government Contracts with respect to the Business to which Seller is a party.

          (b) Seller has complied in all material respects with all applicable federal procurement laws and regulations including, without limitation, the Truth in Negotiations Act, the Cost Principles and Cost Accounting Standards, and the Federal Acquisition Regulation and all supplements thereto, in connection with such Government Contracts, and Seller is not aware of any allegation by any Person that Seller has not so complied.

          (c) All of the Government Contracts relating to or involving the Business have been legally awarded and are binding on the parties thereto and Seller is in compliance in all material respects with all terms and conditions in such Government Contracts, including all terms and conditions incorporated expressly by reference or by operation of law therein.

          (d) To Seller's knowledge, except as set forth on Schedule 5.13(d), Seller has not received any notice, written or oral, of performance or administrative deficiencies relating to or involving any of such Government Contracts.

          (e) The pricing, cost accounting, estimating, material management and accounting, property and resource planning and procurement systems relating to the Business have been properly disclosed to and, to the extent required by applicable regulations, approved by the United States government and such disclosures are in material compliance with applicable federal procurement laws and regulations, including the Cost Principles and Cost Accounting Standards.

          (f) To the Seller's knowledge, no officer, director, employee, agent, or representative of Seller has made with respect to the Business (1) any illegal political contributions, (2) material payments from corporate funds not recorded on the books and records of Seller, (3) payments from corporate funds that were falsely recorded on the books and records of Seller, (4) any payments from corporate funds, promises to pay, or authorization of payment, or offer, gift or promise to give, to any government officials or any foreign political party, official thereof or candidate for foreign political office, or to any person while knowing that all or a portion of such funds will be offered directly or indirectly to any foreign official or any foreign political party, party official, or candidate for foreign political office for the purpose of influencing the action of such official, party official, or candidate for foreign political office or the action of the government, or foreign political party, in order to obtain, retain or direct business to or obtain, retain or direct licenses or other special treatment for the Business.

          (g) Except as set forth in Schedule 5.13(g), neither Seller, any of Seller's Affiliates nor, to Seller's knowledge, any of their respective directors, officers or employees has been debarred or suspended from participation in the award of Government Contracts or subcontracts or from otherwise conducting business with the United States government or any agency thereof, nor are there any facts or circumstances which may form the basis of a debarment or suspension proceeding, in any such case, relating to or involving the Business.

          (h) Except as set forth in Schedule 5.13(h), Seller has not received any notice of any "stop orders", "cure notice", "show cause notice" or any "terminations for convenience or default" of any of the Government Contracts relating to or involving the Business.

          (i) Seller holds such security clearances as are required to perform its respective Government Contracts or subcontracts. To Seller's knowledge, there are no facts or circumstances that could result in the suspension or termination of such clearances, or that could render Seller ineligible for such security clearances in the future. All security measures required by the Department of Defense Industrial Security Manual have been implemented.

          (j)  [Intentionally Omitted]

          (k) Except as set forth on Schedule 5.13(k), there is no cost type Government Contract relating to or involving the Business with a ceiling, cap or share ratio, which is or is likely to be exceeded.

          5.14  Export Control and Related Matters.  (a) In connection with the
                ----------------------------------
Business, Seller is in substantial compliance with all United States and foreign Export Control Laws.

          (b) Except as set forth on Schedule 5.14(b), Seller has all necessary authority under the Export Control Laws to conduct operations relating to the Business including, but not limited to, (1) all necessary licenses for any pending export transactions, (2) all necessary licenses and clearances for the disclosure of information to foreign persons and (3) all necessary registrations with government agencies with authority to implement the Export Control Laws.

          (c) Seller has not participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the United States Department of Commerce or Section 999 of the Code.

          5.15  Subsidiaries; Cooperative Business Agreements.  (a)  There are
                ---------------------------------------------
no Subsidiaries of Seller that are engaged, in whole or in part, in the Business or that own or lease any of the Assets.

          (b) Schedule 5.15(b) contains a complete and correct list of all of the teaming arrangements, advance agreements, associate contractor agreements, MOUs and MOAs to which Seller is a party and which relate to or involve the Business.

          5.16  Personal Property.  Except for property furnished by the
                -----------------
government or prime contractors, Seller owns or leases, and the Assets constitute, sufficient tangible personal Property to conduct the business and operations of the Business in all material respects as presently conducted.
Schedule 5.16(a) contains a complete and correct list of all tangible personal Property that constitute Assets used by the Seller in the operation of the Business in the ordinary course. Schedule 5.16(b) separately identifies all Third Party Assets, including, without limitation, tooling and test equipment, necessary to perform the obligations under or for which Purchaser could be held accountable under the Government Contracts transferred to Purchaser pursuant to this Agreement, and such Third Party Assets are maintained by Seller in accordance with a government approved property management system. Schedule 5.16(c) separately identifies all Third Party Assets, including, without limitation, tooling and test equipment, necessary to carry on the Business, not accountable under the Government Contracts and included in the Assets. Except as set forth on Schedule 5.16(d), Seller now has, and on the Closing Date will have, good and valid title to all such tangible personal Property owned by it as of the date of this Agreement, free and clear of all liens, security interests, mortgages, claims, levies, charges, pledges, hypothecations, conditional sale or retention contracts and encumbrances of any nature whatsoever (collectively, "Liens"), except for Liens of the type referred to in Section 5.19(a) hereof. Except as set forth on Schedule 5.16(e), upon consummation of the transactions contemplated by this Agreement, Purchaser will be entitled to continue to use all tangible personal Property owned or used by Seller in the Business on the date hereof.

          5.17  Environmental Matters.  (a)  Except as disclosed in Schedule
                ---------------------
5.17:

          (1) the Facilities and the operations of the Business are in compliance in all material respects with all Environmental Laws;

          (2) (a) Seller has obtained all Environmental Permits necessary for the operations of the Business, all such Environmental Permits are in good standing, and Seller is in material compliance with all terms and conditions of such Environmental Permits; (b) there are no judicial or administrative proceedings pending nor, to the knowledge of Seller, threatened to revoke, cancel, suspend or adversely modify any such Environmental Permits; and (c) no notice to or approval by a governmental authority is required under or pursuant to any such Environmental Permits as a result of the transaction contemplated hereunder;

          (3) none of the Facilities or the operations of the Business is subject to any Environmental Claim nor, to the knowledge of Seller, has any such Environmental Claim been threatened;

          (4) to the knowledge of Seller, none of the Facilities or the operations of the Business is the subject of any federal, state or local investigation evaluating whether any of the Facilities or the Business is not in compliance with Environmental Laws or whether any Remedial Action is needed to respond to a Release of any Contaminant nor, to the knowledge of the Seller, is any such investigation threatened;

          (5)  [Intentionally Omitted]

          (6) to the knowledge of Seller, Seller is not subject to any Environmental Costs and Liability with respect to any Contaminant and no facts or circumstances exist which could give rise to Environmental Costs and Liabilities in each case related to the Business in excess of $500,000;

          (7) to the knowledge of Seller, there is not currently, nor has there been in the past, on, under, in or about any of the Facilities (a) any above ground storage tanks which are owned or operated by Seller; (b) underground storage tanks; (c) surface impoundments or dikes; (d) any asbestos-containing materials or presumed asbestos-containing materials; (e) and polychlorinated biphynels; or (f) radioactive substances;

          (8) To the knowledge of Seller, Seller has not received any notices of any violation or alleged violation of, or any liability under or pursuant to any Environmental Law relating to the operations of the Business or the Facilities and there are no outstanding or, to the knowledge of Seller, threatened writs, injunctions, Environmental Liens, judgments, decrees, administrative orders or settlement agreements arising under or pursuant to Environmental Laws against Seller or the Facilities and there are no outstanding compliance schedules or requirements under any of the Environmental Permits;

          (9) To the knowledge of Seller, neither the Facilities nor any real property formerly owned, operated or leased by or for the Business is listed or has been proposed for listing on the National Priorities List ("NPL"), the Comprehensive Environmental Response Compensation and Liability and Information System ("CERCLIS") or any analogous list identifying possibly contaminated sites and neither Seller nor any predecessor of Seller has been named as a "potentially responsible party" with respect to or received any request for information or demand from any party concerning, its potential involvement in or at any site listed or proposed for listing on the NPL, the CERCLIS or analogous state list or for which a condition exists which may give rise to Remedial Action under any applicable Environmental Laws, in each such case, which relates to or involves the Business;

          (b)  [Intentionally Omitted]

          (c) Except as disclosed in Schedule 5.17, to the knowledge of Seller, Seller has provided Purchaser with copies of or made available all environmental reports, investigations, studies, audits, assessments, tests, reviews or other environmental analyses relating to the Business, the Facilities or any real property owned, operated or leased by or for the Business that are in the possession, custody or control of Seller or its subsidiaries relating to a potential liability in excess of $500,000.

          5.18  [Intentionally Omitted]

          5.19  Real Property.  (a)  Schedule 2.1(a) sets forth a complete list
                -------------
of all real property and interests in real property owned in fee by Seller and used in, held for use by or related to the Business (individually, an "Owned Property"), including the address and description of the improvements thereon, and sets forth a complete list of all real property and interests in real property leased by Seller, as lessee and used in, held for use by or related to the Business (individually, a "Leased Property"), including the names of the lessee and lessor and a description of the premises and the lease (collectively, the "Leases"); and Schedule 5.19 sets forth a complete list of all Persons (the "Occupants") that occupy any portion of the Owned Property or Leased Property pursuant to an agreement with Seller, including the names of the parties thereto and a description of the premises and the agreement. True, complete and correct copies of the Leases (together with any recorded memoranda or short-form leases) as the same have been amended, modified, supplemented or assigned have been delivered or made available to Seller. Seller has provided to the extent available all title insurance policies, title reports, surveys and instruments or documents affecting title with respect to the Owned Property and Leased Property in the possession of Seller or an Affiliate of Seller. Except as set forth on Schedule 5.19, Seller or an Affiliate of Seller owns and has (1) marketable and insurable fee simple title to all Owned Properties and (2) valid leasehold estates in all Leased Properties (Owned Property and Leased Property are sometimes referred to individually as a "Seller Property" and collectively as "Seller Properties"), in each case free and clear of all Liens and encumbrances of any nature except (A) as set forth on Schedule 5.19, such minor covenants, restrictions, easements and encroachments, if any, not listed on
Schedule 5.19, as do not materially interfere with such property's present, or to the extent known to Seller, proposed use or the business operations thereon (the Liens and encumbrances described in the foregoing clauses (A) and (B) are collectively hereinafter referred to as "Permitted Encumbrances"). Seller is in peaceful, exclusive and undisturbed possession of the Seller Properties, with the exception only of the Occupants.

          (b) Neither Seller nor, to Seller's knowledge, any other party is in default under any of the Leases, and to Seller's knowledge no event has occurred which, with notice, lapse of time or both, would constitute a default thereunder. No previous or current party to any such Lease has furnished notice to Seller of or made a claim against Seller with respect to any breach or default thereunder.

          (c) With respect to those Leases that were transferred to Seller or any of Seller's Affiliates by a third party, to Seller's knowledge all necessary consents to such transfers have been obtained and are in full force and effect and neither Seller nor any Affiliate of Seller has received any notice that any such third party's acts or omissions has given rise to any breach of the underlying lease or sublease to which it is a party.

          (d) Except to the extent otherwise disclosed by Seller elsewhere in this Agreement, to the knowledge of Seller, each Owned Property and each Leased Property complies in all material respects with all applicable Laws, including without limitation, zoning and subdivision, and no notice of violation of Law has been received by Seller or any Affiliate of Seller or, to the knowledge of Seller, has been issued by any public or governmental authority with respect to any Seller Property, which noncompliance or violation, if not remedied, would prevent, hinder or impair the ability of Purchaser to use such Seller Property consistent with its present use.

          (e)  [Intentionally Omitted]

          (f) To the knowledge of Seller, all utility systems required in connection with use, occupancy and operation of each Seller Property are sufficient for their present purposes and are fully operational and in working order.

          (g) Except as set forth on Schedule 5.19(g), other than options, rights of first refusal or other similar arrangements in favor of the Seller or any Affiliate of Seller under the Leases which have not been exercised as of the date hereof, neither Seller nor any Affiliate of Seller has entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of any of the Facilities.

          (h) To the knowledge of Seller, no termination rights have been exercised or threatened by any party with respect to the Leases.

          (i) To Seller's knowledge, there is no material default or violation of an Authorization necessary for the current and continued operation or use of Seller's Property. Seller has not received any notice from any governmental entity to the effect that there is lacking any Authorization required in connection with the current or continued use or operation of any Owned Property.

          (j) There does not exist any actual or, to the knowledge of Seller, threatened condemnation or eminent domain proceedings that affect any Owned Property or any part thereof, and none of Seller or its Affiliates has received any written notice of the intention of any governmental entity or other Person to take or use all or any part thereof.

          (k) Except as set forth in Schedule 5.19(k), to the knowledge of Seller there is no actual or pending imposition of any assessments for public improvements with respect to any Seller Property, except for customary annual assessments under state and local law.

          (l) Except as set forth on Schedule 5.19(l), no labor has been performed or material furnished for any portion of any Owned Property for which any Lien, having a value in excess of $50,000 in the aggregate can be claimed, except as covered by insurance.

          (m)  [Intentionally Omitted]

          (n) Seller has not received any written notice from any insurance company that has issued a policy to Seller with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

          (o) The transactions contemplated hereby will not constitute a default under, or result in any change in the material terms of any Lease, provided that consent to the assignment thereof to Purchaser, if required by such Lease, is obtained prior to the Closing. For purposes of this Section 5.19(o), rent, other monetary obligations or term shall constitute "material terms of any Lease."

          5.20  Intellectual Property.  (a) Unless otherwise indicated in
                ---------------------
Schedule 5.20, the Purchased Intellectual Property constitutes all of the Intellectual Property owned by or licensed to Seller relating to, used in, or necessary to the operation of the Business.

          (b) Unless otherwise indicated in Schedule 5.20, Seller owns the entire right, title and interest in and to the Purchased Intellectual Property (including, without limitation, the right to use and license the same) free and clear of all liens and encumbrances.

          (c)  Schedule 5.20 sets forth complete and correct lists of:

          (1) all patents, trademark registrations, copyright registrations, mask work registrations and applications for any of them which are part of the Purchased Intellectual Property (the "Registered Intellectual Property");

          (2) all Contracts ("Intellectual Property Licenses") between Seller and any other Person (other than licenses for off-the-shelf Software purchased by Seller in the ordinary course) granting Seller a license in, or rights with respect to, the Intellectual Property of any Person ("Licensed Intellectual Property") relating to the Business;

          (3) all Intellectual Property, including without limitation, Software (other than off-the-shelf Software purchased by Seller in the ordinary course), owned by any Person (other than Seller) that is used in, or is necessary to the operation of, the Business.

          (4) all Contracts between Seller and any other Person pursuant to which Seller grants a license to, or rights with respect to, the Purchased Intellectual Property to any Person; and

          (5) all Intellectual Property which is the subject of the obligations of Seller described in Section 3.1(c) hereof.

          (d) Neither this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in the termination, suspension, breach, or violation of any Contract between Seller and any Person relating to Intellectual Property; or (ii) will result in the termination, suspension, breach, or violation of Intellectual Property Licenses. Except as set forth on Schedule 5.20, all of Seller's rights under the Intellectual Property Licenses are transferable to Purchaser in connection with the transactions contemplated by this Agreement and Purchaser will be entitled to continue to use all of the Licensed Intellectual Property to the same extent and under the same conditions that it has heretofore been used in the Business, without financial obligations to any other Person.

          (e) The Purchased Intellectual Property together with the Licensed Intellectual Property constitutes all of the Intellectual Property used in, or necessary to, the operation of the Business.

          (f) To Seller's knowledge, the operation of the Business by Seller does not infringe or violate the Intellectual Property rights of any Person.

          (g) Schedule 5.20 sets forth a list of all notices or claims received by and suits or proceedings pending against Seller or, to Seller's knowledge, received by or pending against any customer of Seller, which notices, claims, suits or proceedings assert infringement of any Intellectual Property of any Person as a result of the operation of the Business or activities of any such customer with regard to any product or service supplied by the Business and Seller has no knowledge of any basis for any additional claims, suits or proceedings against it or any customer for any such infringement.

          (h) To Seller's knowledge, (i) no person is infringing, misappropriating or otherwise violating any right of Seller in the Purchased Intellectual Property and (ii) there are no interferences, pending or threatened, involving any of the Patents that constitute "Assets," and Seller knows of no basis for any such interference.

          (i) All of the material Registered Intellectual Property is valid and subsisting and all actions (including, without limitation, the payment of renewal and maintenance fees) necessary to maintain or renew, as the case may be, the registrations and applications to register such Registered Intellectual Property have been taken.

          (j) To Seller's knowledge, there exist no notices, claims, suits or proceedings made or brought by Seller pending against any third party asserting infringement or misappropriation of any of the Purchased Intellectual Property.

          (k) No Purchased Intellectual Property is owned or controlled by any officer, director or employee of Seller or any of its Affiliates.

          5.21  Employees and Employee Relations.  (a) Seller has provided
                --------------------------------
Purchaser with access to a list of all Employees and the salary for each.

          (b) Except as set forth on Section 5.21(b), there is no strike, work stoppage, slowdown, picketing or lockout pending or, to Seller's knowledge, threatened against or involving Employees or Seller with respect to the Business. Except as set forth on Schedule 5.21(b), there has been no such strike, work stoppage, slowdown, picketing or lockout at any time in respect of the Business in the past five years.

          (c) There is no pending or, to Seller's knowledge, threatened strike, work stoppage, slowdown, picketing or lockout with respect to the employees of any of the suppliers or customers of the Business that could reasonably be expected to have a Material Adverse Effect on the Business.

          (d) Seller is not a party to, nor has any obligations under, any collective bargaining agreement involving any Employees, except as set forth on
Schedule 5.21(d).

          (e) To Seller's knowledge, there is no organizing activity involving any Employees pending or threatened by any labor union or group of employees. There are no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of Employees has made a pending demand for recognition.

          (f) Except as set forth on Schedule 5.21(f), there are no unfair labor practice charges, or complaints pending or, to Seller's knowledge, threatened by or on behalf of any employee or group of Employees.

          (g) Except as set forth on Schedule 5.21(g), there are no complaints or charges pending or, to Seller's knowledge, threatened to be filed with any federal, state or local court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to employment, termination of employment or retirement from employment with Seller in respect of the Business.

          (h) Except as set forth on Schedule 5.21(h), to Seller's knowledge, Seller is in compliance with all Laws, and all orders of any court, governmental agency or arbitrator, relating to employment, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, affirmative action and the payment of withholding and/or Social Security and similar taxes, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

          5.22  Product Warranty.  Except as set forth on Schedule 5.22, no
                ----------------
products heretofore sold by Seller are now subject to any guarantee or warranty other than Seller's standard terms and conditions of sale, a copy of which has been furnished to Purchaser. To Seller's knowledge, Seller has committed no act, and there has been no omission, which would result in, and there has been no occurrence which would give rise to, any material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products sold or services rendered prior to the Closing in the operation of the Business.

          5.23  Backlog.  Schedule 5.23 sets forth, with respect to each Backlog
                -------
Contract, the backlog of Seller. With respect to each such Contract, Seller has disclosed in writing or otherwise made available to Purchaser the name of each customer (where permitted) and the dollar amount of backlog.

          5.24  Insurance.  Schedule 5.24 contains an accurate and complete list
                ---------
of all policies of insurance owned by Seller under which Seller, in respect of the Business, or any properties or assets of Seller which are used in the Business, is insured. To Seller's knowledge, all such policies (i) are in full force and effect and (ii) are sufficient for compliance by Seller with all applicable requirements of Law and all agreements to which Seller is a party or subject, in each case with respect to the Business.

          5.25  Brokers' and Finders' Fees.  Except for Merrill Lynch & Co. and
                --------------------------
Lehman Bros., whose fees will be paid by Seller, no Person acting on behalf of Seller or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated hereby.

          5.26  [Intentionally Omitted]

          5.27  Knowledge.  Whenever the representations and warranties set
                ---------
forth in this Article V are qualified by or use the phrase "to the knowledge of Seller" or words of like import, it indicates that those executive officers of Seller listed on Schedule 5.27 have received no written notice of or have no actual knowledge of the existence or nonexistence of relevant facts contrary to the provisions of such representations and warranties.

          5.28  No Other Representations and Warranties.  EXCEPT AS SET FORTH
                ---------------------------------------
HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS ARTICLE V, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, THAT THE BUSINESS OR BUYER'S OWNERSHIP, POSSESSION, OPERATION OR USE OF THE PURCHASED ASSETS WILL YIELD ANY GIVEN OR STATED ECONOMIC, FINANCIAL, PROFIT OR BUSINESS RESULT TO BUYER OR WILL RESULT IN BUYER HAVING ANY GIVEN STANDING OR

POSITION IN ANY BUSINESS (INCLUDING THE BUSINESSES), MARKET OR PRODUCT. IRRESPECTIVE OF ANY INFORMATION SUPPLIED BY SELLER TO PURCHASER IN CONNECTION WITH THE SALE OF THE PURCHASED ASSETS, WHICH WERE FOR DISCUSSION PURPOSES ONLY, EXCEPT AS SET FORTH HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROJECTIONS, BUDGETS OR FORECASTS RELATED TO ANY FUTURE EARNINGS, NET WORTH, OPERATIONS, PHYSICAL CONDITION, OR BUSINESS PROSPECTS OF THE BUSINESS OR THE PURCHASED ASSETS.


                                  ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as of the date hereof, and shall be deemed to have represented as of the Closing Date, as follows:

          6.1  Organization and Authority of Purchaser.  Purchaser is a
               ---------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority, corporate and otherwise, to enter into and to perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

          6.2  Authorization of Agreements.  The execution, delivery and
               ---------------------------
performance of this Agreement and each of the Ancillary Agreements to which it is a party by Purchaser has been duly authorized by all necessary action, corporate or otherwise, of Purchaser, and this Agreement has been, and each of the Ancillary Agreements to which it is a party will be, duly executed and delivered by Purchaser and this Agreement constitutes, and each of the Ancillary Agreements to which it is a party when executed will constitute, the valid and binding obligation of Purchaser, enforceable in accordance with its terms.

          6.3  No Conflicts.  The execution, delivery and performance of this
               ------------
Agreement and each of the Ancillary Agreements to which it is a party by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice) (a) conflict with the certificate of incorporation or by-laws of Purchaser or conflict with, or result in the breach or termination of, or constitute a default under any order, judgment, injunction or decree of any court or governmental entity, foreign or domestic, to which Purchaser is a party or by which it or any of its assets and properties are bound or (b) constitute a violation of any law, statute or regulation of any governmental authority, domestic or foreign, applicable to Purchaser, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

          6.4  Consents.  No consent, approval or authorization of, or
               --------
designation, declaration or filing with, any governmental authority or other third party is required on the part of Purchaser in connection with Purchaser's execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, except for (a) any required filings with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act and due expiration of the waiting period (including any extensions) thereunder,
(b) any novations required in connection with the Government Contracts, (c) any filings required under the DoD Manual and (d) any required filings under United States Export Control Laws.

          6.5  Litigation.  There are no judicial or administrative actions,
               ----------
proceedings or investigations pending or, to Purchaser's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement or that, if adversely determined, would have a material adverse effect upon Purchaser's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

          6.6  Brokers' and Finders' Fees.  Except for Dillon, Read & Co. Inc.,
               --------------------------
whose fees will be paid by Purchaser, no Person acting on behalf of Purchaser or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated hereby.

          6.7  Purchaser's Financial Capacity.  Purchaser possesses the
               ------------------------------
immediately available financial resources and capacity to pay the Purchase Price, discharge the Assumed Liabilities and otherwise perform each and all of its obligations under this Agreement.

          6.8  Insurance.  Purchaser acknowledges and agrees that all insurance
               ---------
policies and programs maintained by Seller and related to the Business and/or the Purchased Assets shall be terminated as of the Closing Date, and Purchaser shall be responsible for all insurance related to the Business and/or the Purchased Assets from and after the Closing Date.

          6.9  Knowledge.  Whenever the representations and warranties set forth
               ---------
in this Article VI are qualified by or use the phrase "to the knowledge of Purchaser" or words of like import, it indicates that those executive officers of Purchaser listed on Schedule 6.9 have received no written notice of or have no actual knowledge of the existence or nonexistence of relevant facts contrary to the provisions of such representations and warranties.

          6.10 No Additional Representations and Warranties.  Except for the
               --------------------------------------------
representations and warranties expressly provided in this Article VI or otherwise expressly provided in this Agreement, Purchaser makes no representation or warranty of any kind or nature, whether express or implied.

                                  ARTICLE VII

                                   COVENANTS

          7.1  Investigation by Purchaser.  (a)  Through the Closing Date,
               --------------------------
Seller will give or cause to be given to Purchaser and its representatives and agents access to all the premises, books, records and key employees of Seller and will cause its officers and employees to furnish to Purchaser financial and operating data and other information with respect to the Assets and the conduct of the Business as Purchaser shall from time to time reasonably request and Purchaser shall have the right, but not the obligation, to retain one or more environmental professionals to conduct an Environmental Investigation of the Mukilteo Facility, which Environmental Investigation shall include the right to conduct such tests of soil, groundwater, surface water or air that Purchaser may require to determine whether any material violations of Environmental Laws, including the presence of Contaminants requiring Remedial Action, exist at such real property as of or prior to the Closing; provided, however, that any such
                                             --------  -------
investigations shall be conducted during normal business hours and in such manner as not to unreasonably interfere with the operation of the Business. Notwithstanding any provision to the contrary contained in this Section 7.1 or elsewhere in this Agreement, Seller will not be obligated to make any disclosure pursuant to this Agreement in violation of applicable laws or regulations pertaining to classified information with respect to Government Contracts, nor will Seller have any liability to Purchaser for any breach of a representation or warranty or otherwise with respect to any non-disclosure of information by Seller by reason of Seller's compliance with such laws and regulations; provided that, in any such case, Seller has described to Purchaser in writing prior to the execution hereof the general nature of the information not disclosed and the particular law or regulation which prohibits such disclosure.

          (b) Purchaser will treat, and will cause its employees, representatives, consultants and advisors to treat, such documents and information concerning Seller or the Business furnished to Purchaser and its representatives and agents in connection with this Agreement confidentially in accordance with the terms and provisions of that certain Confidentiality Agreement, dated April 9, 1993, between Purchaser and Seller.

          7.2  Satisfaction of Conditions.  (a) Prior to the Closing, at
               --------------------------
Seller's sole expense, Seller will obtain from Honeywell Inc. written permission to assign to Purchaser a royalty-free right and license for the use of Honeywell Patents as set forth on Schedule 5.20, which Seller currently owns or licenses under the Intellectual Property Agreement dated September 24, 1990 between Seller and Honeywell. Purchaser's sole remedy for breach of this Section 7.2 shall be money damages for the failure to deliver the Honeywell patents under such agreement, it being understood that the Damages from such failure will constitute Damages under Section 8.1(a).

          (b) Each of the parties hereto shall use its Best Efforts to cause the conditions to the Closing to be satisfied as promptly as practicable, except as otherwise provided with respect to assignments and novations in Section 7.6 hereof.

          7.3  Conduct of Seller.  Seller hereby covenants with Purchaser that,
               -----------------
during the period from the date hereof to the Closing Date:

          (a)  Operations in the Ordinary Course of Business; Notice of Any
               ------------------------------------------------------------
Inconsistency. Subject to the terms of this Agreement, Seller will conduct the
-------------
Business only in the ordinary and usual course and will use its Best Efforts (consistent with the terms of this Agreement) to preserve intact Seller's business organization (to the extent relating to or involving the Business), keep available the services of its officers and employees who are employed in the Business, and use its best efforts to maintain satisfactory relationships with other parties to its contracts and with all suppliers, clients, customers and others having business relationships with it (to the extent relating to or involving the Business).

          (b)  Forbearances.  Seller agrees, except as provided by or as
               ------------
contemplated in this Agreement, that it will not without the prior written consent of Purchaser:

          (1) incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise (in each case on behalf of or with respect to the Business), other than liabilities incurred in the ordinary course of business;

          (2) assume, guarantee, endorse or otherwise become responsible for the obligations of, or make any advances to (in each case on behalf of or with respect to the Business), any other Person, except in the ordinary course of business;

          (3) mortgage, pledge or otherwise encumber any of its properties or assets which are used in or related to the Business or would otherwise comprise Assets;

          (4) sell, license, lease, transfer or dispose of any of its properties or assets which are used in or related to the Business or would otherwise comprise Assets, or waive or release any rights which relate to or involve the Business, or compromise, release or assign any indebtedness owed to it or any claims held by it which relate to or involve the Business, in each case other than in the ordinary and usual course of business;

          (5) make any investment of a capital nature on behalf of or which relates to the Business whether by contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other Person, other than in the ordinary course of business consistent with past practices;

          (6) enter into, terminate or substantially amend or supplement any Contract or Lease which relates to the Business unless the same is done in the ordinary and usual course of business and except as expressly contemplated by this Agreement;

          (7) enter into, terminate, modify or supplement any collective bargaining agreement which may involve Employees;

          (8) increase, except for currently scheduled base salary increases, in any manner the compensation or fringe benefits of any of its Employees or commit itself to any employment agreement with or for the benefit of such Employees which calls for annual payments in excess of $50,000 or, except as provided in Schedule 7.3, establish or create any, or materially modify as to benefits any existing, Seller Employee Benefit Plan or other compensation plan, program or arrangement which relates to any Employee, unless such increase or enhancement is mutually agreed upon by the parties;

          (9) take any action which is inconsistent with any of Seller's representations, warranties or covenants contained in this Agreement;

          (10) waive or commit to waive any rights of significant value to the properties, assets, business, operations or financial condition of the Business;

          (11) enter into any Contract on behalf of or which relates to the Business with any Affiliate of Seller; or

          (12) enter into a Contract (other than this Agreement) to do any of the things described in clauses (1) through (11) above.

          (c)  Insurance.  Seller will cause all insurance policies currently in
               ---------
effect with respect to Seller's properties, assets, or operations (to the extent relating to the Business) to be maintained in force, or replaced with substantially comparable coverages to be maintained in force until the Closing Date.

          7.4  HSR Act Compliance.  Each party hereto hereby agrees hereto that,
               ------------------
with respect to each reportable transaction to which it is a party, each will, as soon as reasonably practicable, take all action (to the extent not previously taken) necessary in order to file with the Federal Trade Commission and the Department of Justice all filings, reports and other information required under the HSR Act in order to commence the running of the waiting period thereunder, to continue the running of said waiting period (including any extensions) and prevent or minimize any tolling thereof, to cause such waiting period to expire without enforcement action, and to provide to each other such cooperation as may be reasonably necessary in order to cause such filings and reports to be prepared and duly filed and all waiting periods to expire, all to the extent involving the transactions contemplated hereby.

          7.5  Pending or Threatened Litigation.  Between the date hereof and
               --------------------------------
the Closing Date, each party hereto shall inform the other party hereto promptly upon obtaining knowledge of any pending or threatened litigation or other fact or event which may reasonably be anticipated to (a) prevent, delay or adversely affect the consummation of the transactions contemplated hereby or (b) cause any of its representations and warranties contained herein to be inaccurate.

          7.6  Assignments; Novations.  (a)  Seller and Purchaser will use Best
               ----------------------
Efforts in effecting, if necessary, the transfer or assignment of all licenses, registrations or other documents pertaining to the Business which were issued by government agencies under the authority of the Export Control Laws.

          (b)  Government Contracts.  The parties acknowledge that, in
               --------------------
accordance with FAR (S) 42.1204 and other applicable U.S. Government policy and guidance, Seller and Purchaser are required to enter into a novation agreement or agreements with the U.S. Government. Seller and Purchaser will cooperate fully with each other and will use all reasonable efforts to obtain consents to the assignment, or the novation, of all Government Contracts, and Seller hereby agrees expeditiously to take all steps necessary to file and to use all reasonable efforts to obtain approvals of all required novations or assignments, including the execution and delivery of agency agreements appointing Purchaser as an agent of Seller with respect to each Government Contract relating to or involving the Business until such Government Contract is novated, and the provision of the guarantee of performance required for novation of contracts pursuant to FAR (S)(S) 42.1201, 42.1204(e). Nothing in this Agreement, however, shall require (1) Seller or Purchaser to pay any consideration for any such consent or novation, or (2) Purchaser to accept any conditions, requirements, amendments or limitations (other than those contained in the underlying contract) which Purchaser determines, in its sole discretion, to be unacceptable.

          (c)  Performance Under Non-Assigned Contracts.  With respect to any
               ----------------------------------------
Government Contracts that cannot be assigned to Purchaser or novated on the Closing Date, Seller and Purchaser shall cooperate so that the performance obligations of Seller thereunder shall, unless not permitted by such Government Contract, be deemed to be subcontracted or delegated to Purchaser until such Government Contract has been assigned or novated. Purchaser or any of its Subsidiaries, as a subcontractor or delegate, shall perform such Government Contracts and Seller shall, as soon as practicable, pay over to Purchaser in full any amounts received by Seller as a result of performance by Purchaser of such Government Contracts. Prior to the assignment or novation of such Government Contracts to Purchaser, Seller, as the contracting party, shall take such timely action as is reasonably necessary to allow Purchaser or any of its Subsidiaries to perform such Government Contracts and to protect any rights that may exist or accrue under such Government Contracts until they are assigned or novated.

          (d)  Assignment After Closing.  If, after the Closing Date, Seller and
               ------------------------
Purchaser obtain the necessary consent for the assignment or novation of a Government Contract for which an assignment or novation is required, then such Government Contract shall be deemed to be assigned and transferred to Purchaser promptly after Seller and Purchaser obtain such consent or novation. Effective upon the assignment of a Government Contract to Purchaser, the Government Contract shall be deemed to be assumed by Purchaser provided that Seller shall reimburse Purchaser for any monetary benefit received by Seller (net of actual costs paid or incurred by Seller in connection with such Government Contract prior to consent or novation) that would have accrued to Purchaser had the Government Contract been assigned or novated as of the Closing Date. Any subcontract or other Government Contract which Seller and Purchaser have theretofore entered into or agreed upon in respect of such contract shall be terminated effective as of the date of such assignment.

          (e)  Bids.  Seller and Purchaser shall cooperate with each other and
               ----
use their Best Efforts to preserve all bids, quotations and proposals made in the ordinary course of business of the Business and to facilitate the award thereof consistent with applicable legal requirements. Any contracts awarded to Seller pursuant to such bids, quotations and proposals shall be deemed to be assumed and, in the case of Contracts with the U.S. Government, shall be deemed to be "Government Contracts" for purposes of this Agreement and shall be governed by this Section 7.6.

          7.7  Assessment and Remedial Work.  (a) Purchaser shall conduct and
               ----------------------------
complete, or retain consultants to conduct, complete and deliver to Seller, at Purchaser's expense, within 180 days of the date hereof, a final report of an Environmental Investigation of environmental conditions, including test results and an evaluation of compliance with Environmental Laws at the Mukilteo Facility. Upon failure of Purchaser to deliver to Seller within 180 days of the date hereof a final report of an Environmental Investigation of environmental conditions, Seller may, at Purchaser's expense, conduct and complete or retain consultants to conduct or complete and deliver to Purchaser a final report of an Environmental Investigation of environmental conditions, including test results and an evaluation of compliance with Environmental Laws at the Mukilteo Facility.

          (b) Within 90 days of receiving a such a final report prepared by Purchaser or its consultants which indicates a Release or Adverse Environmental Condition at the Mukilteo Facility, Seller and Purchaser shall jointly prepare a proposed remediation plan containing Remedial Actions ("Remedial Plan") based upon the Environmental Investigation, which, among other things, shall reasonably itemize Releases, Adverse Environmental Conditions and estimated remediation costs. The Remedial Plan shall provide for Remedial Actions to be taken at a cost reasonably responsive to the condition and as required by Environmental Laws at the date of delivery of the Remedial Plan, provided, however, that without the prior consent of Purchaser, the Remedial Actions shall not, when complete, adversely affect in a material manner the appearance or operations of the Mukilteo Facility. If Seller and Purchaser are unable in good faith to agree upon the Remedial Plan within such 90 day period, Seller and Purchaser shall agree upon a mutually acceptable environmental consulting firm to prepare the Remedial Plan, consistent with the terms of this subsection (b), which shall be final, binding and conclusive with respect to the parties hereto. The cost of such consulting firm shall be borne equally by Purchaser and Seller.

          (c) If required by law, rule or regulation, Purchaser and Seller shall jointly approach the governmental authority having jurisdiction under the Environmental Laws for approval of the Remedial Action and/or recommendation as to what other Remedial Action is required, if any.

          (d) Within 60 days after completion and acceptance of the final Remedial Plan and upon receiving the approvals or recommendations, if required by law, rule or regulation from the appropriate governmental authority, Seller and Purchaser shall jointly prepare a bid package and solicit bids on behalf of Purchaser from not less than three (3) reputable contractors with experience in environmental remediation to implement the Remedial Plan, as approved by the appropriate governmental authority, if any. All work shall be performed in a workmanlike manner, shall be staged in such a manner as to minimize disruption at the Mukilteo Facility and shall provide for replacing or repairing damaged or altered portions of the Mukilteo Facility in a manner comparable to their original construction. The contract shall promptly be awarded to one (1) of such three (3) contractors after receiving the bids and shall cause the contractor to commence and complete work expeditiously and with reasonably minimal disruption to the Mukilteo Facility or its operations.

          (e) Subject to Section 12.2(d) and (e), Seller shall indemnify and hold Purchaser harmless for all costs of Remedial Action taken under the Remedial Plan at the Mukilteo Facility, including without limitation costs incurred to comply with legal requirements, removal and cleanup costs as if such costs were Damages under Section 12.2(b).

          7.8  Environmental Permit Identification and Transfer.  (a)  Schedule
               ------------------------------------------------
7.8 sets forth the Environmental Permits necessary, to Seller's knowledge, to operate the Business from and after the Closing Date. Seller either shall transfer existing Environmental Permits of Seller to Purchaser where permissible or assist Purchaser to obtain new Environmental Permits for Purchaser. Seller and Purchaser shall cooperate to identify all Environmental Permits requiring pre-approval from a Governmental Authority prior to transferring such Environmental Permits to Purchaser.

          (b) In the event that any Environmental Permits, including waivers, required under any applicable Environmental Laws in connection with Purchaser's operation of the Business following the Closing Date have not been assigned or transferred by Seller to Purchaser on or prior to the date which is five years after the Closing Date, or otherwise obtained by Purchaser, prior to the Closing Date, Seller will, at the request of Purchaser, cooperate with Purchaser at Purchaser's cost in any reasonable and lawful arrangement designed to provide to Purchaser the benefits of any such Environmental Permits, including waivers, held by Seller in connection with the Business. Seller's obligations shall include, but not be limited to, to the extent reasonably possible and lawful, maintaining existing Environmental Permits and allowing Purchaser to operate under these existing Permits until either existing Environmental Permits are transferred or new Environmental Permits are obtained by Purchaser. Purchaser shall indemnify Seller for any Loss or Damages incurred by Seller after Closing arising directly or indirectly from use of Seller's permits or waivers by the Purchaser.

          7.9  Non-Compete.  (a) For a period of three (3) years after the
               -----------
Closing Date, Seller shall not and shall cause its Affiliates not to: (1) offer employment to Transferred Employees while employed by Purchaser; (2) cause, induce or encourage any customer, supplier, manufacturer or licensor of the Business, or any other Person who has a business relationship with the Business, to terminate or change any such relationship in a manner which would be materially adverse to the Business; (3) conduct, participate or engage, directly or indirectly, in any activities related to the design, development, manufacture and sale of torpedo systems, underseas acoustic surveillance systems, naval sonar and mine countermeasure systems and naval contract engineering services; provided, however, that the
                                                 --------  -------
restrictions contained in this Section 7.9 shall not restrict the acquisition by Seller, directly or indirectly, of less than 5% of the capital stock of any Person engaged in a business directly or indirectly in competition with the Business, and further provided that no restrictions imposed on the Seller by this Section 7.9 shall cause Seller's remaining businesses to limit or cease conducting business in the manner in which they are currently being conducted.

          (b) The covenants and undertakings contained in this Section 7.9 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.9 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section
7.9. The rights and remedies provided by this Section 7.9 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 7.9, the portion of the consideration delivered to Seller hereunder which is attributed by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

          (c) Section 7.9 shall not prohibit Seller from producing, selling components, or subcomponents of the systems described above, so long as the components are not integrated in a manner that materially competes with the systems sold by the Business and further provided that notwithstanding Section 13.5, Section 7.9 shall not bind any third party which purchases the business or assets of Seller or any entity into which Seller consolidates or merges.

          (d) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, specified business limitation or any other relevant feature of this Section 7.9 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

          7.10 Certain Payments to Employees.  Seller shall make whatever
               -----------------------------
payments may become due, and satisfy any and all claims or liabilities that may exist, now or in the future, in connection with or arising out of any agreements of Seller or its Affiliates with any of their employees concerning or relating to any payment or bonus in respect of a change-of-control of the Business contemplated herein or the acquisition of all or a substantial portion of the Business.

          7.11 Bureau of Alcohol, Tobacco and Firearms.  At least 45 days prior
               ---------------------------------------
to the proposed Closing, Seller shall provide Purchaser with a list of all licenses or permits issued by the Bureau of Alcohol, Tobacco and Firearms ("BATF") to Seller and/or its Subsidiaries that, to Seller's knowledge, are necessary for the ownership and/or operation of the Purchased Assets. In addition, Seller shall cooperate with Purchaser and assist Purchaser in either transferring existing BATF licenses or permits of Seller or obtaining new BATF licenses and permits for Purchaser.

          7.12 Books and Records; Personnel.  For a period of six years after
               ----------------------------
the Closing Date (or such longer period as may be required by any governmental body or ongoing legal proceeding):

          (a) Purchaser shall not dispose of or destroy any of the business records and files of the Business. If Purchaser wishes to dispose of or destroy such records and files after that time, it shall first give 30 days' prior written notice to Seller and Seller shall have the right, at its option and expense, upon prior written notice to Purchaser, within such 30 day period, to take possession of the records and files within 60 days after the date of the Seller's notice.

          (b) Purchaser shall allow Seller and any of its directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Seller Representatives") access to all business records and files of the Business which are transferred to it in connection herewith, which are reasonably required by such party in anticipation of, or preparation for, any existing or future litigation, arbitration, administrative proceeding or tax return preparation during regular business hours and upon reasonable notice at Purchaser's principal place of business or at any location where such records are stored, and Seller shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or
                               --------  -------
copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of Purchaser's business or operations.

          (c) Purchaser shall make available to Seller or the Seller Representatives, upon written request and at Seller's expense (i) personnel to assist Seller in locating and obtaining records and files maintained by Purchaser and (ii) any of the personnel previously in Seller's employ whose assistance or participation is reasonably required by Seller in anticipation of, or preparation for, existing or future litigation, arbitration or administrative proceeding, tax return preparation or other matters in which Seller or any of its Affiliates is involved and which is related to any of the Business; provided, however, that any such access to personnel shall be had in such a
--------  -------
manner so as not to unreasonably interfere with the normal conduct of Purchaser's business or operations.

          (d) Seller shall allow Purchaser or any of its directors, officers, employees, counsel, representatives, accountants and auditors (the "Purchaser Representatives") access to all business records and files of the Business retained by Seller, which are reasonably required by such party in anticipation of, or preparation for, any existing or future litigation, arbitration, administrative proceeding or tax return preparation during regular business hours and upon reasonable notice at Seller's principal place of business or at any location where such records are stored, and Purchaser shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done
       --------  -------
in such a manner so as not to unreasonably interfere with the normal conduct of the Seller's business or operations.

          (e) Seller shall make available to Purchaser or the Purchaser Representatives, upon written request and at Purchaser's expense (i) personnel to assist Purchaser in locating and obtaining records and files maintained by Seller and (ii) any other personnel whose assistance or participation is reasonably required by Purchaser in anticipation of, or preparation for, existing or future litigation, arbitration or administrative proceeding, tax return preparation or other matters in which Purchaser or any of its respective Affiliates is involved and which is related to any of the Business; provided,
                                                                    --------
however, that any such access to personnel shall be had or done in such a manner
-------
so as not to unreasonably interfere with the normal conduct of the Seller's business or operations.

          7.13 Use of Name, etc.  Purchaser shall be entitled for a period of
               ----------------
not more than 90 days following the Closing Date to use any signs, purchase orders, invoices, sales orders, labels, letterheads or shipping documents existing on the Closing Date that bear any "Alliant Techsystems Inc." name, mark or logo, in each case where the removal of such name, mark or logo would be impractical; provided, however, that to the extent practicable, Purchaser shall
             --------  -------
place a stamp, mark or other notation on any such item that identifies any Business as its busi ness (and not that of Seller), such language may include use of "Alliant Techsystems Inc." name, mark or logo as used in conjunction with any mark of Purchaser; provided, however, that Purchaser will use such mark,
                       --------  -------
name or logo only to the extent necessary to make an orderly transition with respect to the goodwill of the Business and may not use such mark, name or logo in any advertising without Seller's prior written consent.

          7.14 [Intentionally Omitted]

          7.15 Bulk Sales Laws.  Purchaser and Seller hereby agree to waive the
               ---------------
compliance by either party with the so called "bulk sales" provisions of Article 6 of the Uniform Commercial Code as it is in effect in the states where Purchased Assets may be located and any other "bulk sales" or "bulk transfer" laws of any jurisdiction that may be applicable to the transactions contemplated herein. Seller unconditionally agrees to indemnify and hold harmless Purchaser from any Damages relating to the failure of Seller or Purchaser to so comply with such provisions or laws, except with respect to Damages arising out of Assumed Liabilities.

          7.16 Mail; Payments.  Except as otherwise agreed by the parties, each
               --------------
party authorizes and empowers the other party on and after the Closing Date to receive and open all mail and other communications received by such party and, if such mail or communication relates to the other party, to forward it immediately to such other party. Each party agrees promptly (but, in any event, not more than five (5) business days after receipt thereof) to pay when received and cleared or deliver to the other party any monies or checks which have been mistakenly sent by customers to it and which should properly have been sent to such other party (including any payments in respect of accounts receivable transferred to Purchaser pursuant to this Agreement).

          7.17 Intentionally Omitted.
               ---------------------

          7.18 Purchaser's Assistance Relating to Excluded Liabilities.  During
               -------------------------------------------------------
normal business hours, Purchaser shall provide Seller with employees to assist Seller in pursuing any litigation or other actions relating to or involving the Excluded Liabilities. Upon notice from Purchaser, Seller shall promptly reimburse Purchaser for all costs incurred by Purchaser in providing such employees.

          7.19 REA.  Purchaser shall reasonably pursue collection of the SQQ-89
               ---
REA claim and all recoveries therefrom will go first to reimburse Purchaser for all costs incurred by Purchaser in connection therewith and the balance thereof shall be split thirty-three and one-third percent (33-1/3%) to Purchaser and sixty-six and two-thirds percent (66-2/3%) to Seller, provided, however, that
                                                      --------  -------
Purchaser shall not be required to incur attorney fees and expenses in excess of $240,000 in connection with the pursuit of the SQQ-89 REA and, upon incurring such amount of fees and expenses, Purchaser shall have no further obligation to pursue the SQQ-89 REA. If Purchaser discontinues its collection of the SQQ-89 REA, after the expenditure of $240,000 of third party attorneys fees and expenses, Seller may acquire from Purchaser that claim by payment to Purchaser of $240,000 plus reasonably allocated salaries, benefits and out-of-pocket costs of Buyers' personnel incurred in processing the claim. If Purchaser fails to pursue the SQQ-89 REA prior to expending $240,000 in attorneys' fees and expenses, then Seller may pursue the claim at its own expense and shall receive all proceeds of such claim.

          7.20 Hydroscience Receivable.  Purchaser shall reasonably pursue
               -----------------------
collection of the receivables from sale of AESOP Systems to Hydroscience Corporation (the "Hydroscience Receivable") and shall pay sixty-six and two-thirds (66-2/3%) percent of the proceeds, less costs of collection, to Seller.

          7.21 NT37 Inventory.  For a period of three (3) years after the
               --------------
Closing, Purchaser shall reasonably pursue the sale of inventory located at the Mukilteo Facility for sale in connection with NT37 Torpedo Systems or upgrade kits (the "NT37 Inventory") and shall pay fifty (50%) percent of the proceeds, less the costs of sale, to Seller after the Purchaser receives $2.4 million from the sale of such inventory.

          7.22 Ocean Bottom Cable Systems.  Purchaser and Seller shall enter
               --------------------------
into an agreement for payment to Seller for a period of three (3) years after the Closing of a royalty on the sale by Purchaser of Ocean Bottom Cable Systems and components (provided that it is substantially similar technology to that in existence as of the Closing Date) equal to five (5%) percent of gross sales proceeds (the "Ocean Bottom Cable Royalty").

          7.23 Non-Infringement.  Purchaser agrees not to assert any claim of
               ----------------
infringement or for royalty or other payment by Seller after the Closing with respect to the Purchased Intellectual Property to the extent that Seller has used within a two-year period prior to the date hereof such Purchased Intellectual Property as of the Closing Date in its other businesses other than the Business.

                                  ARTICLE VII

                           CONDITIONS TO THE CLOSING

          8.1  Conditions to Purchaser's Obligation to Effect the Closing.  The
               ----------------------------------------------------------
obligation of Purchaser to consummate the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser):

          (a)  Representations and Warranties of Seller.  The reasonably
               ----------------------------------------
anticipated Losses and Damages resulting from breaches of representations, warranties and covenants by Seller would not exceed $10 million in the aggregate.

          (b)  No Injunctions.  No injunction restraining consummation of any of
               --------------
the material transactions contemplated by this Agreement shall be in effect. No action shall be pending or threatened by the United States Department of Justice or the Federal Trade Commission to enjoin or materially adversely affect the transactions contemplated herein.

          (c)  HSR Act.  All applicable waiting periods in respect of the
               -------
transactions contemplated by this Agreement under the HSR Act shall have expired.

          (d)  Delivery by Seller of Documents.  Seller shall have delivered to
               -------------------------------
Purchaser documents executed by Seller reasonably sufficient to transfer the Business to Purchaser as contemplated herein, provided that Purchaser has reasonably cooperated in their preparation.

          8.2  Conditions to Seller's Obligations to Effect the Closing.  The
               --------------------------------------------------------
obligations of Seller to consummate the transactions contemplated by this Agreement to occur at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller):

          (a)  Representations and Warranties of Purchaser.  The reasonably
               -------------------------------------------
anticipated Losses and Damages from breaches of representations, warranties and covenants by Purchaser would not exceed $10 million in the aggregate.

          (b)  No Injunctions.  No injunction restraining consummation of any of
               --------------
the material transactions contemplated by this Agreement shall be in effect. No action shall be pending or threatened by the United States Department of Justice or the Federal Trade Commission to enjoin or materially adversely affect the transactions contemplated herein.

          (c)  HSR Act.  All applicable waiting periods in respect of the
               -------
transactions contemplated by this Agreement under the HSR Act shall have expired.

          (d)  Delivery by Purchaser of Documents.  Purchaser shall have
               ----------------------------------
delivered to Seller documents executed by Purchaser reasonably sufficient to complete the transaction as contemplated herein, provided that Seller has reasonably cooperated in their preparation.

                                   ARTICLE IX

                     THE CLOSING; TERMINATION OF AGREEMENT

          9.1  The Closing.  The Closing shall be held within five Business Days
               -----------
after each of the conditions precedent set forth in Sections 8.1 and 8.2 have been satisfied or waived. The Closing shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

          9.2  Termination.  Anything in this Agreement to the contrary
               -----------
notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

          (1)  By mutual written consent of Purchaser and Seller;

          (2) By Purchaser or Seller (if such terminating party is not then in default of any obligation hereunder), if the Closing has not occurred on or before June 30, 1997).

          (3) By either Purchaser or Seller if there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby.

          In the event this Agreement is terminated pursuant to this Section 9.2, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 7.1(b), 12.3 and 13.8, and except that nothing in this Section 9.2 shall relieve any party hereto of any liability for breach of this Agreement.

                                   ARTICLE X

                           DELIVERIES AT THE CLOSING

          10.1 Deliveries by Seller at the Closing.  At the Closing, Seller
               -----------------------------------
shall deliver, or cause to be delivered, to Purchaser, the following items:

          (a) The duly executed Bill of Sale and such other executed assignments, bills of sale or certificates of title, each dated the Closing Date and in form and substance reasonably satisfactory to counsel to Purchaser, as are reasonably necessary to transfer to Purchaser all of Seller's right, title and interest in, to and under the Assets.

          (b) A certificate executed by Seller stating that Seller is not a foreign person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b).

          (c) A counterpart of the Transition Agreement, duly executed by a duly authorized officer of Seller.

          (d) Duly executed assignments, sufficient to transfer all of Seller's right, title and interest in and to the Registered Intellectual Property to Purchaser, in a form suitable for recording in the various appropriate national or regional patent, trademark, copyright offices or other governmental offices.

          (e) Duly executed assignments, to the extent required, to permit Purchaser to exercise or otherwise enjoy any of Seller's rights under any Intellectual Property Licenses.

          (f) Certificates of the Secretary or an Attesting Secretary of Seller, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of Seller executing this Agreement and each of the Ancillary Agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (B) certifying attached resolutions of the Board of Directors of Seller, which authorize and approve the execution and delivery of this Agreement and each of the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby.

          (g) Duly executed and acknowledged general quit claim deed, in form acceptable to Purchaser, conveying good and marketable title to the Owned Property in fee simple, free and clear of all Liens and encumbrances except Permitted Encumbrances.

          (h) Duly executed and acknowledged assignments, in form and substance reasonably acceptable to Purchaser, transferring to Purchaser all of Seller's right, title and interest in and to the Leases.

          (i) Fully executed originals (to the extent available) of each Lease together with all amendments, extensions, assignments and memoranda thereof.

          (j) Landlord estoppel certificates, to the extent available, from each landlord under the real estate leases as set forth on Schedule 5.19 indicating that such leases are in full force and effect, that there are no defaults or events, which, with the passage of time or the giving of notice or both, would become defaults under such leases, and as to such other matters as Purchaser may reasonably request all to the extent the same may be obtained through the best efforts of Seller.

          10.2 Deliveries by Purchaser at the Closing.  At the Closing,
               --------------------------------------
Purchaser shall deliver, or cause to be delivered, to Seller, the following items:

          (a)  The duly executed Assumption Agreement referred to in Section
2.2.

          (b) A counterpart of each Lease of any facility, duly executed by a duly authorized officer of Purchaser.

          (c) A counterpart of the Transition Agreement, duly executed by a duly authorized officer of Purchaser.

          (d) Certificates of the Secretary or an Assistant Secretary of Purchaser, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of Purchaser executing this Agreement and each of the Ancillary Agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (B) certifying attached resolutions of the Board of Directors of Purchaser, which authorize and approve the execution and delivery of this Agreement and each of the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby.


                                  ARTICLE XI

                        EMPLOYEES AND EMPLOYEE BENEFITS

          11.1 Employment.  (a) Purchaser shall, at least fourteen (14) days
               ----------
prior to the Closing Date, make offers of employment, effective as of the Closing Date, to (i) all Employees in active status on such date (excluding however, those Employees employed at Seller's Minnesota facilities) and (ii) all Employees who, on such date are on a leave of absence for purposes of jury duty, funeral leave, military leave, or scheduled vacation.

          (b) Purchaser shall, at the same time as set forth in paragraph (a) above, make offers of employment to Employees who are on a personal or temporary medical leave of absence, effective as of the date such person actually returns to work, provided such Employee has been cleared to return to work through Purchaser's disability program manager, and such return is within 180 days of the Closing Date.

          (c) Employees who are given offers of employment shall hereinafter be referred to as "Prospective Employees". All Prospective Employees who accept Purchaser's offer of employment in writing on or before the Closing Date and who report for their assigned duty by the Closing Date, or upon their scheduled return date shall be hereinafter referred to as "Transferred Employees".

          (d) Seller shall deliver to Purchaser, at least thirty (30) days prior to the Closing Date, Schedule 11.1(d) listing all Employees including salaries for each. Such list shall identify any Employee who is on a personal or medical leave of absence.

          (e) Seller shall continue to be responsible for all employment, benefit and pension obligations, costs and expenses in respect of (i) retirees of the Business ("Retirees"), (ii) vested terminated employees in respect of the Business, and (iii) any Prospective Employees prior to such Prospective Employee becoming a Transferred Employee or who does not become a Transferred Employee, e.g. those Prospective Employees who do not accept Purchaser's offered
          ---
employment on or before the Closing Date or who do not report to work on the Closing Date or upon their scheduled return date (including any medical, Retiree medical or other benefits being paid to such individuals).

          (f) Except as expressly provided otherwise in this Article XI, Purchaser shall offer Transferred Employees employment with Purchaser at a salary similar to that in effect immediately prior to the Closing Date; provided, however, that such other terms, benefits and pensions from the Closing Date shall be provided as set forth in Section 11.3 hereof.

          (g) Beginning on the date of execution of this Agreement and for up to six (6) months following the Closing Date, upon request of Purchaser, Seller shall, within a reasonable period of time, provide Purchaser reasonable access to data (including computer data) regarding the dates of hire, credited service dates, compensation and job descriptions of Employees.

          (h) Seller hereby authorizes Purchaser to enter into discussions with and to advise any Employee concerning the terms of any future employment of such individuals by Purchaser and will permit Purchaser reasonable access to Employees for such purposes, provided, however, that a representative of Seller is present at all such discussions. Seller shall not discourage any Employee from accepting an offer of employment made by Purchaser to such Employee.
Except with the prior knowledge and cooperation of Purchaser or as expressly provided in this Article XI, Seller will not authorize any of its officers, employees or agents to have any written or oral communications with any Employees concerning the transaction contemplated by this Agreement or the effect of the transaction upon such

Employees' employment or the terms or conditions of the Employees' employment or the benefits payable to or in respect of them.

          11.2 Certain Notice to Employees and Continuation of Benefits. Seller
               --------------------------------------------------------
and Purchaser shall cooperate to provide complete and adequate notice to Employees regarding the effect of their becoming Transferred Employees. Such notice shall include a description of the effect such transfer shall have on the benefits provided or available to them under any Seller Employee Benefit Plans or Seller Employee Pension Plans and the benefits to be provided to Transferred Employees by Purchaser following the Closing. Seller and Purchaser shall cooperate in coordinating any and all other communications to the Employees about the transaction.

          11.3 Employee Benefits. (a) Effective on the Closing Date, Purchaser
               -----------------
shall provide the Transferred Employees with such pensions and other employee benefits as set forth in Schedule 11.3. Purchaser reserves the right to modify or terminate any such pension and other employee benefits, at any time or from time to time. Purchaser shall be under no obligation to assume or replicate any of the Seller Employee Benefit Plans or Seller Employee Pension Plans. Purchaser shall amend its Employee Benefit Plans (as such term is defined in ERISA section 3(3)) and Employee Pension Benefit Plans (as such term is defined in ERISA section 3(2)) and all other employee benefit arrangements, plans, policies or practices, such that, effective as of the Closing Date, such plans recognize Transferred Employees' Credited Service (as such term is defined in the Alliant Techsystems Inc. Retirement Plan) with Seller for purposes of eligibility, vesting, early retirement incentives, pre-existing condition exclusions and waiting periods; provided, however, that such plans may contain, in the
                 --------  -------
discretion of Purchaser, exclusions for pre-existing conditions as were applicable under the health and welfare benefits provided to such Transferred Employees by Seller before the Closing Date and as allowed by law. In no event will Purchaser provide or be under any obligation to provide post-retirement medical or life insurance benefits or medicare supplemental benefits to Transferred Employees.

          (b) From and after the Closing Date, Seller shall remain solely responsible for all obligations, costs and expenses under all Seller Employee Benefit Plans or Seller Employee Pension Plans in respect of Employees' claims incurred or conditions existing prior to the Closing Date, whether such claims are made or reported before or after the Closing Date, provided, however, that in no event shall Seller be obligated to pay claims made after nine (9) months following the Closing Date.

          (c) Health Care Plan Deductibles. Any health care plan expenses (excluding office visit copays) incurred by Transferred Employees on or after January 1, 1997 and prior to the Closing Date will be recognized by Purchaser's health care plan for purposes of plan year 1997 deductibles, copays, and out of pocket maximums. Seller agrees to cooperate in the transmission of data to Purchaser's claims administrator.

          (d) Worker's Compensation. Responsibility for workers' compensation claims in respect of the Business arising out of conditions having a date of injury (or, in the case of a claim relating to occupational disease, the last significant exposure) prior to the Closing Date shall remain with Seller. Purchaser shall have responsibility for workers' compensation claims in respect of the Business arising out of conditions having a date of injury (or, in the case of a claim relating to occupational disease, the last significant exposure) on or after the Closing Date. Provided, however, that in no event shall Seller pay claims made after nine (9) months following the Closing Date.

          (e) Vacation. Purchaser shall, effective as of the Closing, (i) recognize Transferred Employees' service with Seller for purposes of future Personal Time Off ("PTO") accruals, and (ii) recognize Transferred Employees accrued and unused vacation with Seller as of the Closing; provided, however, that such recognition shall not exceed one week less than the Purchaser's PTO accrual maximums as applied to each Transferred Employee. Seller shall, within two weeks following the Closing Date, pay to each Transferred Employee, the amount of vacation accrual in excess of the amount to be recognized under the Purchaser's PTO plan each such Transferred Employee has, if any, as of the Closing Date. Such amounts shall be treated as income for tax and benefits purposes.

          (f) Relocation Agreements. With respect to costs associated with any relocation agreements between Seller and an Employee, Seller shall remain liable for all costs incurred prior to the Closing Date and Purchaser shall be liable for any and all costs incurred on or after the Closing Date, subject to Section 2.3(b) hereof and Schedule 2.3(b).

          11.4 Retirement and 401(k) Plan.
               --------------------------

          (a)  401(k) Plan.  Seller shall amend the Alliant Techsystems Inc.
               -----------
401(k) Plan (hereinafter "Alliant 401(k) Plan") to fully vest all Transferred Employees effective as of the Closing Date. Seller shall further amend the Alliant 401(k) Plan to permit lump sum distributions as of the Closing Date in respect of all Transferred Employees who are participants in the Alliant 401(k) Plan. Such Transferred Employees shall be entitled to transfer their accrued entitlements under such Alliant 401(k) Plan to Purchaser's 401(k) Plan at any time after the Closing Date (subject to any applicable time limits imposed by ERISA), and Purchaser and Seller shall cooperate fully in that regard.

          (b)  Retirement Plan.  Seller shall amend the Alliant Techsystems Inc.
               ---------------
Retirement Plan to fully vest all Transferred Employees effective as of the Closing Date. The Alliant Techsystems Inc. Retirement Plan shall further be amended to provide that any Transferred Employee who meets the eligibility requirements to retire may do so at the earliest of (a) their date of retirement from Purchaser or (b) their date of termination from Purchaser.

          (i) Seller shall amend the Alliant Techsystems Inc. Retirement Plan so that any Transferred Employee who is at least age 52 with at least 15 years of Credited Service (as defined in the Alliant Techsystems Inc. Retirement Plan) as of the Closing Date shall have their age and service with Purchaser counted (to a maximum of 3 additional years of age and 3 additional years of service) for purposes of determining early retirement eligibility and the applicable early retirement reduction factors under the Alliant Techsystems Inc. Retirement Plan. Further, any Transferred Employee who is at least age 52 and is within 3 years of having 85 points (age plus years of Credited Service) as of the Closing Date, shall have their age and service with Purchaser counted (for a maximum of 3 additional years of age and 3 additional years of service) for purposes of reaching the 85 point early retirement reduction eligibility under the Alliant Retirement Inc. Retirement Plan. Such service with Purchaser shall not be counted beyond such target dates. Seller shall administer the Alliant Techsystems Inc. Retirement Medical Plan, and Purchaser shall compensate Seller for those services as set forth on Schedule 12.5.

          (ii) Unless set forth in this Agreement, Seller retains the right to change, amend or terminate any Seller Employee Pension Plans, Seller Employee Benefit Plans, or any employee benefit arrangement, plan, practice or policy at any time prior to or following the Closing, provided, however, that any such change, amendment or termination will not result in any benefits for Transferred Employees who were eligible for retirement at the Closing Date less than those they would have received had they retired immediately prior to Closing.

          (iii) Seller shall retain all liabilities associated with the Sellers' Supplemental Employee Retirement Plan for any Transferred Employees.

          (iv) A Transferred Employee who meets the eligibility requirements to retire at the Closing Date (other than those Employees described under Section 11.4(b)(i) who have not attained age 55 as of the Closing Date) shall be entitled to participate in the Seller's Retiree Medical Benefit Program commencing as of the date of his retirement or termination from Purchaser if and to the extent such Transferred Employee had retired immediately prior to the Closing. Seller shall not be obligated to provide any Transferred Employee who becomes eligible for early retirement solely pursuant to Section 11.4(b)(i) after the Closing Date with Retiree Medical Benefits.


          11.5 No Third Party Beneficiaries.  Nothing contained in this
               ----------------------------
Agreement or the schedules hereto, express or implied, shall confer upon any labor organization, Employee, Potential Employee, Transferred Employee, employee of Purchaser, or employee of Seller any rights or remedies including, without limitation, any right to employment or continued employment for any specified period, any nature or kind whatsoever under or by reason of this Agreement.

          11.6 Indemnification  (a) Seller shall indemnify and hold Purchaser
               ---------------
harmless from any Loss, Damage or expense it may incur (including reasonable attorneys' fees) with respect to any claims of Employees, Potential Employees, Transferred Employees or other employees, former employees or retirees of Seller arising out of or in connection with their employment or non-employment with Seller, or termination by Seller, including, but not limited to, claims arising out of or in connection with any of the Seller Employee Benefit Plans and Seller Employee Pension Plans and claims arising out of post-retirement medical and/or life insurance benefits promised, provided or subsidized (whether or not terminated by Seller) whether before or after the Closing Date. This indemnity, except for any claim arising out of or in connection with any of the Seller Employee Benefit Plans and Seller Employee Pension Plans and claims arising out of post-retirement medical and/or life insurance benefits, shall be subject to the Threshold Amounts and Second Threshold Amounts under Section 12(d) hereof.

          (b) Purchaser shall indemnify and hold Seller harmless from any Loss, Damage or expense it may incur (including reasonable attorneys' fees) with respect to any claims of Employees, Potential Employee, Transferred Employees or other employees, former employees or retirees of Seller arising out of or in connection with their employment or non-employment with Purchaser, or termination by Purchaser, including, but not limited to, claims arising out of or in connection with any Employee Benefit Plan (as such term is defined in Section 3(3) of ERISA, maintained by Purchaser.

          11.7 Employment Matters.  Except as may be required by law or as set
               ------------------
forth in this Agreement and Schedule 11.7, Seller will, prior to the Closing Date, refrain from directly or indirectly, in respect of the Business:

          (a) making any representation or promise, oral or written, to any Employee concerning any Seller Employee Benefit Plan or Seller Employee Pension Plan, which representation or promise is materially inconsistent with the terms of such Plan then in effect, other than representations or promises made pursuant to materials or other communications prepared in cooperation with the Purchaser;

          (b) making any change to, or amending in any way, the employment contracts, salaries, wages, or other compensation of any Employee other than changes or amendments that (i) are made in the ordinary course of business and consistent with past practice, (ii) do not and will not result in increases of more than 5% in the salary, wages or other compensation of any such person, and
(iii) do not and will not exceed, in the aggregate, 5% of the total salaries, wages, and other compensation of all employees of such entity unless mutually agreed upon by the parties;

          (c) except as provided herein, adopting, entering into, materially amending or altering, or terminating, partially or completely, any Seller Employee Benefit Plan or Seller Employee Pension Plan relating to or affecting any Employee unless mutually agreed upon by the parties;

          (d) except as provided herein, adopting, entering into, materially amending or altering, or terminating, partially or completely, any employment, agency or representation contract or agreement that is, or had it been in existence on the effective date of this Agreement would have been, required to be disclosed in Schedule 5.8(a);

          (e) entering into any contract with an Employee that is not terminable, without penalty or other liability, upon not more than 60 calendar days' notice;

          (f) assuming, entering into, materially amending or altering, or terminating any labor or collective bargaining agreement to which the Business is affected thereby; and

          (g) hiring any additional Employee, agent, or other similar representative of the Seller whose annual salary or wage (excluding bonus and commission) exceeds $50,000 unless mutually agreed to by the parties.

          11.8 Intellectual Property.  Purchaser shall provide complete and
               ---------------------
adequate notice to Employees that they will be required, upon becoming Transferred Employees, to sign a new employment agreement containing provisions concerning Intellectual Property.

          11.9 Spending Accounts. Purchaser and Seller shall cooperate to
               -----------------
address the transition treatment of healthcare and dependent care reimbursement accounts.


                                  ARTICLE XII

                      CLOSING AND POST-CLOSING COVENANTS;
                                INDEMNIFICATION

          12.1 Survival of Representations and Warranties.  The representations
               ------------------------------------------
and warranties of the parties contained in Articles V and VI of this Agreement shall survive the Closing through and including the second anniversary of the Closing Date; provided, however, that the representations and warranties of (i)
              --------  -------
Seller set forth in Sections 5.1, 5.2, 5.10 and 5.25 and (ii) Purchaser set forth in Sections 6.1, 6.2 and 6.6 hereof, shall survive this Agreement in perpetuity.

          12.2 Indemnification.  (a)  Purchaser shall fully and promptly pay,
               ---------------
perform, discharge, defend, indemnify and hold harmless Seller and its Affiliates and Subsidiaries, and their respective directors, officers, employees and agents, from and against any and all Damages arising out of, based upon or with respect to: (1) the failure of any representation or warranty made by Purchaser herein to have been true and correct in all respects when made or deemed to have been made (including, without limitation, all statements made on any Schedule hereto or in any Exhibit hereto), (2) the breach by Purchaser of any of the covenants and agreements on its part to be performed under this Agreement, (3) the Assumed Liabilities, (4) the ownership of the Purchased Assets or the operation of the Business (including, without limitation, the manufacture and sale of products sold after the Closing Date, the leasing of Property (real and personal), the incurrence of commitments and obligations, the provision of services, the giving of warranties, indemnities or warnings, and the receipt by Purchaser, after the Closing Date, of any rebate, recoupment, recovery or refund that results in an obligation on the part of Purchaser to make a payment to, or credit in favor of the customer under any Government Contract) by Purchaser after the Closing Date, except for the Excluded Liabilities, (5) any and all Environmental Costs and Liabilities or Damages arising out of, based upon or attributable to any Environmental Claim or Remedial Action which is attributable to (but only to the extent attributable to) the operation or ownership of the Business or the Facilities by Purchaser from and after the Closing.

          (b) Seller shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless Purchaser and its Affiliates and Subsidiaries and their respective directors, officers, employees, agents and customers, past, present or future, from and against any and all Damages arising out of, based upon or with respect to: (1) the failure of any representation or warranty made by Seller herein to have been true and correct in all respects when made or deemed to have been made (including, without limitation, all statements made on any Schedule hereto or in any Exhibit hereto), (2) the breach by Seller of any of the covenants and agreements on its part to be performed under this Agreement, (3) the ownership of the Assets or the operation of the Business (including, without limitation, the sale of products before the Closing Date, the leasing of property (real and personal), the incurrence of commitments and obligations, the provision of services, the giving of warranties, indemnities or warnings, and the receipt by the Seller, whether before or after the Closing Date, of any rebate, recoupment, recovery or refund that results in an obligation on the part of Purchaser to make a payment to, or credit in favor of the customer under any Government Contract) by Seller on or before the Closing Date, whether asserted before or after the Closing Date, except for the Assumed Liabilities, (4) without duplication, any and all Excluded Liabilities, and (5) subject to the obligations under Section 2.3(c) and Section 7.7, any and all Damages or Environmental Costs and Liabilities arising out of, based upon, or attributable to (but only to the extent attributable to) any Environmental Claim or Remedial Action arising out of or based upon anything relating to the Business prior to the Closing, and the operation or ownership of the Business or the Facilities by the Seller prior to the Closing.

          (c) For the purposes of administering the indemnification provisions of this Section 12.2, the following procedures shall apply from and after the Closing Date:

          (1) Each indemnified party shall notify the Indemnitor of any Indemnification Event in writing within 30 days following the receipt of notice of the commencement of any action or proceeding or within 60 days of (A) the assertion of any claim against such indemnified party or (B) the discovery by such indemnified party of any loss, giving rise to indemnity pursuant to this
Section 12.2 (any 30 or 60 day notification requirement shall begin to run, in the case of a claim which is amended so as to give rise to an Indemnification Event, from the first day such claim is amended to include any claim which is an Indemnification Event hereunder) and shall indicate in such notification whether such indemnified party is requesting indemnification with respect to such Indemnification Event and the amount of indemnification initially anticipated (if the same is capable of estimation).

The failure to give notice as required by this Section 12.2(c)(1) in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor's ability to defend against the event with respect to which indemnification is sought is materially adversely affected by the failure of the indemnified party to give notice in a timely fashion as required by this Section.

          (2) After notification is given as aforesaid, the Indemnitor shall be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding, or to participate in any negotiations or proceedings to settle or otherwise eliminate any claim; provided, however, that in the event
                                         --------  -------
the Indemnitor assumes any such defense or settlement or any such negotiations, it shall actively pursue such defense, settlement or negotiations in good faith. If the Indemnitor fails to elect in writing within 10 Business Days after the notification referred to above to assume the defense, the indemnified party may engage counsel to defend, settle or otherwise dispose of such action or proceeding.

          (3) In cases where the Indemnitor has assumed the defense or settlement with respect to an Indemnification Event, the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing, which counsel shall be reasonably satisfactory to the indemnified party, provided that the Indemnitor shall not be entitled to settle, compromise, decline to appeal, or otherwise dispose of any such action, proceeding or claim without the consent or agreement of the indemnified party (which consent will not be unreasonably withheld or delayed) provided, that if the terms of the settlement provide only for payment of monies and do not provide for any agreement to act or refrain from acting in any manner and such consent is withheld, then the Indemnitor's liability shall be limited to the amount for which the Indemnitor agreed with the claimant to settle together with Indemnitor's cost and attorneys' fees to the date such settlement was rejected by the indemnified party.

          (4) In any case in which the Indemnitor assumes the defense or settlement thereof, the indemnified party shall be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought and shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such suit, action, claim or proceeding, (B) the Indemnitor shall not have employed counsel (reasonably satisfactory to the indemnified party) to take charge of the defense of such action, suit, claim or proceeding within 10 Business Days after notice of commencement of the action, suit, claim or proceeding, or (C) such indemnified party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnitor which, if the Indemnitor and the indemnified party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such indemnified party. If any of the events specified in clauses (B) or (C) of the preceding sentence shall have occurred or shall otherwise be applicable, then the reasonable fees and expenses of one counsel or firm of counsel selected by the indemnified party shall be borne by the Indemnitor. In no event shall an Indemnitor be liable to any indemnified party for the cost of employing or using in-house legal counsel regardless of whether such Indemnitor has, or has not, assumed the defense or settlement of such action, proceeding or claim.

          (5) In the event indemnification is requested, the relevant Indemnitor, its representatives and agents shall have access to the premises, books and records of the indemnified party or parties seeking such indemnification to the extent reasonably necessary to assist it in defending or settling any action, proceeding or claim; provided, however, that such access
                                          --------  -------
shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the indemnified party or parties and shall only take place in the presence of a representative of the indemnified party or parties unless otherwise so agreed and the indemnified party shall not be required to disclose any information with respect to itself or any of its Affiliates or former Affiliates (other than any such Affiliate or former Affiliate which is a party to this Agreement), and shall not be required to participate in the defense of any claim to be indemnified hereunder (except as otherwise expressly set forth herein), unless such disclosure or participation is otherwise required or reasonably necessary in the defense of any claim to be indemnified hereunder.

          (6) Any amount which is required to be paid by an Indemnitor to any party, including any reimbursement to which the indemnified party is entitled, shall be paid by such Indemnitor promptly.

          (d) Except with respect to Damages resulting from a violation by Seller of federal procurement laws or other criminal statutes, which shall not be limited by this Section 12.2(d), Seller shall not be liable to any Person under Sections 12.2(b) unless and until the aggregate amount determined to be owing to such Person by Seller under Section 12.2(b) exceeds $1 million (the "Threshold Amount"), and, at such time as such Threshold Amount is exceeded, Seller shall be liable for seventy-five (75%) and Purchaser shall be liable for twenty-five percent (25%) of the next $4 million (the "Second Threshold Amount") of Losses, Damages and Environmental Costs and Liabilities claimed by Purchaser under Sections 12.2(b) hereof. In addition to the limitation set forth in the immediately preceding sentence, indemnification under Section 12.2(b) by Seller of Purchaser shall be only for Losses, Damages and Environmental Costs and Liabilities in an amount equal to or greater than $50,000 individually or where
a series of related Losses exceeds $50,000.   Seller shall not in any event be
liable under Sections 12.2(b) to make payments, in the aggregate, exceeding the amount received by Seller pursuant to Section 2.5 hereof. The foregoing limitations shall not be applicable in respect of (A) the failure of any representation or warranty made by Seller to have been true and correct under Sections 5.10 or 5.25 or (B) the breach by Seller of any of the covenants and agreements on its part to be performed under Sections 12.3 and 12.4 hereof.

          In measuring the economic consequences of any claim being asserted under the representations and warranties of Section 5.5 for Financial Statements, the economic impact of all such issues (both positive and negative) must be taken into consideration
---
and the resulting claim must be measured on a net basis, taking into account the
                                              ---
post-closing adjustment provided in Article IV. The economic impact will be determined based only on issues associated with the Purchased Assets and Assumed Liabilities, and it will not take into consideration any issues associated with Excluded Assets, Excluded Liabilities, or any other assets or liabilities reflected on any financial statements that are not sold to or assumed by Purchaser in accordance with the terms of this Agreement.

          (e) Except with respect to Damages resulting from a violation of federal procurement laws or other criminal statutes and subject to the limitations set forth below, Purchaser shall reimburse Seller quarterly, upon receiving an invoice from Seller, for amounts paid by Seller (i) within five (5) years from the Closing Date with respect to Damages paid by Seller to third parties in respect of defending claims relating to the ownership or operation of the Business prior to the Closing which claims were neither pending nor, to Seller's knowledge, threatened, as of the Closing Date, and (ii) amounts paid by Seller pursuant to Section 7.7(e). Such reimbursements shall be up to an aggregate amount equal to the then remaining Threshold Amount and/or Second Threshold Amount, as applicable, as described in Section 12.2(d). For purposes of this Section 12.2(e), the amount paid by Purchaser to Seller shall be paid at a rate equal to the rate at which the Threshold Amount and/or Second Threshold Amount would be reduced if the amount sought to be reimbursed by Seller were an
amount which Purchaser were seeking an indemnity under Section 12.2(b).   For
example, if the reimbursement sought by Seller under this subsection 12.2(e) were $1,200,000, and assuming no prior reduction of the Threshold or Second Threshold Amounts had occurred under this subsection 12.2(e) or subsection 12.2(d) above, Purchaser would pay Seller 100% of the first $1,000,000 and 25% of the next $200,000, or $1,050,000. The Threshold Amount and Second Threshold Amount shall be reduced by any amount reimbursed by Purchaser to Seller under this Section 12.2(e).

          (f) Indemnification by Purchaser of Seller shall be only for Losses, Damages and Environmental Costs and Liabilities in an amount equal to or greater than $25,000 individually or where a series of related Losses exceeds $25,000. The foregoing limitations shall not be applicable in respect of (X) the failure of any representation or warranty made by Purchaser to have been true and correct under Section 6.6 or (Y) the indemnity by Purchaser contained in Section 11.6(b) or the breach by Purchaser of the covenants and agreements on its part to be performed under Sections 12.3 and 12.4 hereof.

          12.3 Payment of Brokers' or Finders' Fees.  Seller shall pay any and
               ------------------------------------
all brokers' or finders' fees, or any other commission or similar fee, payable to any person acting on behalf of Seller or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, and Purchaser shall pay any and all brokers' or finders' fees, or any other commission or similar fee, payable to any person acting on behalf of Purchaser or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, in each case regardless of

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

whether any claim for payment is asserted before or after the closing of the transactions contemplated hereby, or before or after any termination of this Agreement.

          12.4 Tax Matters.  (a)  Seller and Purchaser shall cooperate fully
               -----------
with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by Purchaser or Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by Purchaser or Seller and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes. Purchaser and Seller will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Each of Purchaser and Seller will retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date.

          (b) Seller shall be responsible for the preparation and filing of all federal and state income and franchise Tax returns, and all other Tax returns required to be filed by Seller, relating to the Business or the Assets for all periods ending on or before Closing Date. Seller shall make all payments required with respect to any such Tax return as shown thereon.

          (c) Purchaser and Seller shall share equally in the cost of (A) all transfer and documentary Taxes and fees imposed with respect to instruments of conveyance in the transaction contemplated hereby and (B) all sales, use, gains, excise and other transfer or similar Taxes incurred in connection with the transactions contemplated by this Agreement (including any Tax liability arising from an adjustment to or the filing of an amended Tax Return in respect of Taxes shared by Purchaser and Seller pursuant to this Section 12.4(c)). The Purchaser shall bear its share and the Seller shall remit the Purchaser's share of all applicable sales taxes which the Purchaser incurs as a result of the acquisition. The Seller will not render any sales taxes on those assets for which Purchaser supplies the appropriate exemption certificates. Purchaser and Seller agree to cooperate in the filing of all necessary documentation and all Tax Returns, reports and forms filed in connection with Taxes relating to the operations, activities or Assets of the Business with respect to all such Taxes, including any available pre-sale filing procedure.

          (d) Seller shall be responsible for, and shall indemnify and hold harmless, Purchaser and its Subsidiaries and Affiliates in respect of any Damages attributable to all Taxes with respect to the ownership, use or leasing of the Assets on or prior to the Closing Date.

          (e) Seller and Purchaser agree that the transaction contemplated by this Agreement constitutes a sale of a trade or business within the meaning of
Section 41(f)(3) of

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

the Code. Seller agrees to provide Purchaser upon request with all information necessary to permit Purchaser to timely apply the provisions of Section 41(f)(3)(A) of the Code with respect to the assets. Seller agrees to furnish Purchaser by not later than the Closing Date clearance certificates or similar documents that may be required by any state, local or other taxing authority to relieve Purchaser of any obligations to withhold any portion of the purchase consideration to be transferred pursuant to Article II hereof.

          (f) (1) Not later than 180 days following the Closing, Purchaser shall provide to Seller copies of Form 8594 and any required exhibits thereto (the "Asset Acquisition Statement") with Purchaser's proposed allocation of the purchase price paid by Purchaser with respect to the Assets. Within 30 days after the receipt of such Asset Acquisition Statement, Seller shall propose to Purchaser any changes to such Asset Acquisition Statement or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld. Thereafter, Purchaser shall provide to Seller from time to time revised copies of the Asset Acquisition Statement (the "Revised Statements") so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). Within 30 days after the receipt of any Revised Statement, Seller shall propose to Purchaser any changes to such Revised Statement or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld. Subject to and in accordance with Section 12.4(f)(2) hereof, Purchaser and Seller shall endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement or any Revised Statements within 30 days after Purchaser's receipt of notice of objections or suggested changes from Seller. The costs of preparing the Asset Acquisition Statement and any supporting materials (including any appraisals) shall be borne solely by Purchaser. Nothing in this Section 12.4(f)(1) or (2) shall be construed to require that an appraisal of the assets be performed.

          (2)  Subject to the provisions of the following sentence of this
Section 12.4(f)(2), the purchase price for the Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller pursuant to Section 12.4(f)(1) hereof, and all Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation. If Seller shall have withheld its consent to such allocation (which consent shall not be unreasonably withheld) and Purchaser and Seller have acted in good faith to resolve the differences with respect to the items on the Asset Acquisition Statement or any Revised Statement and, thereafter, Purchaser and Seller are unable to resolve such differences which, in the aggregate, are material in relation to the aggregate purchase price for the Assets, Purchaser and Seller shall file all Tax Returns and reports consistent with the allocation provided in such statements except with respect to the items that are the subject of such material difference.

          (g) All federal and state income and franchise Taxes for any taxable period that includes the Closing Date, real and personal property Taxes, state and local ad valorem Taxes and assessments applicable to the Business or the Assets shall be prorated by the parties as of the Closing Date, and all such Taxes applicable to periods of time on or prior to the Closing Date shall be the sole obligation, responsibility and expense of Seller and shall be

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

Excluded Liabilities. All such assessments and Taxes applicable to periods after the Closing Date shall be the sole obligation, responsibility and expense of Purchaser. All real property, personal property and similar taxes and installments of general and special assessments, if any, with respect to the Purchased Assets shall be prorated on the basis of actual days elapsed between the commencement of the relevant fiscal tax year and the Closing Date, based on a 365-day year and the tax payable within the current tax year. Following the Closing Date, each Party shall, upon request of the other Party, immediately reimburse the other Party for any such taxes for which said Party is responsible but have been paid by or are owed by the other Party and for collections made by one Party on behalf of the other Party.

          12.5 Transition Services.  As soon as practicable following the date
               -------------------
hereof and prior to Closing, the parties will enter into the Transition Services Agreement to provide certain services to be provided by Seller to Purchaser for the transition of certain support services for the Business which are currently performed by Seller and which will in the future be performed by Purchaser. The terms of that agreement are set forth on Schedule 12.5. These services shall be priced at cost through general overhead plus a nominal administrative fee not to exceed 2%. The duration of the services provided will vary depending on the service, but both parties will use their best efforts to minimize duration, not to exceed 12 months. All costs will be invoiced monthly from Seller to Purchaser, such invoices to show actual cost breakdown on a format agreed by the parties. Invoices shall be payable within 30 days.

          12.6 Supply Contracts.  As soon as practicable after the signing
               ----------------
hereof and prior to the Closing Date, Seller and its Affiliates and Purchaser and its Affiliates will negotiate in good faith with each other to convert existing interdivisional supply agreements into supply contracts between Purchaser and Seller. In each case the provider of goods, services, parts, components or materials agrees to continue or to cause its appropriate Affiliate to continue to provide, at the same quality as now provided, such goods, services, parts, components or materials for the period of the existing agreement but in no event less than one year from the Closing Date. For existing active purchase orders and priced options awarded within 90 days following Closing Date, the price to be charged by the providing business to the buying business shall be cost through general overhead plus 5%. For follow-on business and unpriced options or options awarded later than 90 days following Closing Date, the price shall be negotiated between the providing business and the buying business.


                                  ARTICLE XII

                                    GENERAL

          13.1 Amendments.  This Agreement may be amended, modified, superseded
               ----------
or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

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

          13.2 Integrated Contract.  This Agreement, including the Schedules and
               -------------------
Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 13.1 hereof, the Ancillary Agreements and the Confidentiality Agreement referred to in Section 7.1(b) hereof, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede any previous agreements and understandings between the parties with respect to such matters.

          13.3 Governing Law.  This Agreement and the legal relations between
               -------------
the parties shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles regarding the choice of law.

          13.4 Notices.  Any notice or other communications required or
               -------
permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or transmitted by telex or telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt therefor,

          (a)  if to Purchaser, to:

                    Hughes Aircraft Company
                    7200 Hughes Terrace
                    Los Angeles, California  90080-0028
                    Attention:  Secretary
                    Telecopy:  (310) 649-1983

                    with a copy to:

                    Weil, Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, New York  10153
                    Attention:  Jeffrey J. Weinberg, Esq.
                    Telecopy:  (212) 310-8007

          (b)  if to Seller, to:

                    Alliant Techsystems Inc.
                    600 Second Street Northeast
                    Hopkins, Minnesota 55343-8343
                    Attention:  Daryl L. Zimmer, Esq.
                    Vice President and General Counsel
                    Telecopy:   (612) 931-5920


                    with a copy to:

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

                    Malkerson Gilliland Martin LLP
                    901 Marquette Avenue, Suite 1500
                    Minneapolis, Minnesota 55402
                    Attention:  Michael S. Gilliland, Esq.
                    Telecopy:   (612) 334-1414

or to such other address(es) as shall be furnished in writing by any such party to each of the other parties hereto in accordance with the provisions of this
Section 13.4.

          13.5 Assignment.  Neither this Agreement nor any of the rights and
               ----------
obligations of the parties hereunder may be assigned by any of the parties hereto without the prior consent of each other party hereto, except that either party may assign any or all of its rights and/or obligations hereunder to any entity controlling, controlled by or under common control with such party, and, with respect to Purchaser, any such entity may assign such rights and/or obligations to a direct or indirect Subsidiary of Purchaser or to Purchaser, provided that in all events the Assignee shall assume all obligations of the Assignor under this Agreement. Notwithstanding the foregoing, Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the first sentence of this Section 13.5, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder.

          13.6 Headings.  The descriptive headings of the several Articles and
               --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          13.7 Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by telecopier, receipt acknowledged, to the other party hereto.

          13.8 Expenses.  Whether or not the transactions contemplated by this
               --------
Agreement are consummated, except as otherwise expressly provided herein each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement, including the fees of any brokers or advisors employed or retained by or on behalf of such party.

          13.9 Further Assurances.  From time to time after the Closing Date,
               ------------------
each party to this Agreement shall, at its expense except as otherwise expressly provided herein, do, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers and any instruments of further assurance, approvals and consents as are reasonably necessary or proper to complete, ensure and perfect the consummation of the transactions contemplated hereby.

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

          13.10 Public Announcements.  No party to this Agreement shall issue
                --------------------
any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without prior consultation with the other party hereto.

          13.11 Exhibits/Schedules.  The exhibits and schedules to this
                ------------------
Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

                         [No more text on this page.]

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

          13.12 Conflicting Provisions.  In the event of any conflict between
                ----------------------
the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers or representatives thereunto duly authorized, all as of the date first written above.

                                HUGHES AIRCRAFT COMPANY


                                By: /s/ Michael T. Smith
                                    -------------------------------------
                                    Name: Michael T. Smith
                                    Title: Chairman of the Board


                                ALLIANT TECHSYSTEMS INC.


                                By: /s/ Richard Schwartz
                                    -------------------------------------
                                    Name: Richard Schwartz
                                    Title: President and Chief Executive Officer

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